UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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BIO-TECHNE CORPORATION

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bio-techne®

2022
Proxy Statement

Notice of Annual Meeting of Shareholders

Thursday, October 27, 2022

8:00 a.m. Central Time

Where
Science
Intersects
Innovation™

At Bio-Techne, we are accelerating discoveries to positively impact health; it drives us to collaborate, develop, and manufacture award-winning tools that help researchers achieve reproducible and consistent results. Whether customers are at the cutting-edge of academic research, translating basic discoveries to therapeutic leads, or at facilities that require the highest level of diagnostic testing, our innovative products and services provide the solutions scientists need to achieve success.

Message from our CEO

President and Chief Executive Officer
September 14, 2022

17% organic growth for the year	$211M capital returned to our shareholders

“We are focused on creating value for all our stakeholders, including our customers, employees, shareholders, and the communities where we live and work.”

Dear Fellow Shareholders:

The Bio-Techne team had a tremendous finish to fiscal 2022. We not only achieved record financial performance on multiple metrics; we also made significant progress strengthening our global team to position the Company to execute our global growth strategy going forward. We achieved these results with a commitment to growing our Company in a responsible manner while leveraging our deep scientific capabilities to deliver the products necessary to enable discoveries that ultimately improve global healthcare. I am extremely proud of our accomplishments this fiscal year.

From a financial perspective, we continued the momentum we experienced in fiscal 2021. We achieved 17% organic growth for the year and our revenue exceeded $1 billion for the first time in our corporate history. We delivered these results with a focus on profitable growth, achieving an adjusted operating margin of 38.3% for the fiscal year. GAAP earnings per diluted share were $6.63 for the fiscal year, while adjusted EPS increased 17% over the prior year to $7.89 per diluted share. We also returned $211 million in capital to our shareholders through $50 million in dividends and $161 million in share buybacks.

During fiscal 2022 we also continued to execute our M&A strategy. First, we strengthened our cell and gene therapy initiatives with an agreement for the future acquisition of Wilson Wolf, the manufacturer of the industry-leading line of G-Rex bioreactor devices that are used to scale cell therapies. Next, we announced the acquisition of Namocell, a leading provider of fast and easy use single cell sorting and dispensing platforms. Namocell, and eventually Wilson Wolf, strengthen Bio-Techne’s cell and gene therapy workflow solution, positioning the Company to be a dominant player in this emerging class of therapeutics.

We also made significant advancements on our Environmental, Social and Governance (ESG) initiatives in the past year. This fall, we will be publishing an updated Corporate Sustainability Report highlighting our numerous accomplishments on this front. For example, due to progress on our employee initiatives, Bio-Techne was included on the Forbes 2022 list of America’s Best Employers and the Forbes 2022 list of Best Employers for Diversity. Additionally, for the first time, our Corporate Sustainability Report will include an inventory of our Scope I and Scope II greenhouse gas (GHG) emissions data for our largest U.S.- and European-based manufacturing facilities.

We are focused on creating value for all our stakeholders, including our customers, employees, shareholders, and the communities where we live and work. We appreciate your vote supporting the proposals included in this proxy.

Thank you for your investment in Bio-Techne.

Sincerely,

Charles (“Chuck”) R. Kummeth

Thursday, October 27, 2022

8:00 a.m. Central Time

VIA WEBCAST

www.virtualshareholdermeeting.com/TECH2022

Items of Business:

1.	Set the number of members of the Board of Directors at nine;
2.	Elect the Company’s nine nominees to the Board of Directors;
3.	Approve, on an advisory basis, the compensation of our executive officers;
4.	Approve an amendment to the Company’s Articles of Incorporation to increase the total number of authorized shares of common stock to effect a proposed four-for-one share split; and
5.	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.

By order of the Board of Directors

Brenda S. Furlow

Executive Vice President, General Counsel
and Corporate Secretary

September 14, 2022

Notice of 2022 Annual Meeting of Shareholders

We are pleased to offer the Annual Meeting as a webcast so that all our shareholders, regardless of their location, can participate. You can join the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TECH2022. We will cover the items of business described in this Proxy Statement and provide time for questions. For more information, go to “Information About the Annual Meeting,” which begins on page 62 of this Proxy Statement.

Only shareholders of record at the close of business on September 2, 2022, will be entitled to attend and to vote at the Annual Meeting or any adjournment thereof. We hope you will join the webcast of Bio-Techne’s Annual Meeting. Whether or not you plan to attend, please make sure your shares are counted by providing your proxy as soon as possible.

Our 2022 Annual Report, which is not part of the proxy soliciting materials, is enclosed if the proxy materials were mailed to you. In addition, you can access the Annual Report at www.proxyvote.com.

Your vote is important

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you received paper copies of your proxy materials in the mail, you may vote by mail using the return envelope enclosed for your convenience. The Proxy Statement and 2022 Annual Report to Shareholders are available at www.proxyvote.com.

How to Vote: Even if you plan to attend the Annual Meeting, we encourage you to provide your proxy as soon as possible using one of the methods shown below.	BY INTERNET Visit www.proxyvote.com.	BY TELEPHONE In the U.S. or Canada, call 1-800-690-6903 toll-free.	BY MAIL Mark, date, and sign your proxy card or voting instruction form and return it in the postage-paid envelope.

Attending the Meeting
If you wish to attend the Annual Meeting via the webcast, you will need to register in advance using the 16-digit control number included in your proxy materials. Please see “Information About the Annual Meeting” beginning on page 62 of this Proxy Statement for further details.

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Proxy Statement Summary

This section highlights selected information contained in this Proxy Statement. Please read the full Proxy Statement carefully before voting.

2022 Annual Meeting of Shareholders

Date and Time October 27, 2022 8:00 a.m. (Central Time)	Place Webcast at www.virtualshareholdermeeting/TECH2022	Record Date September 2, 2022

Voting	Holders of Bio-Techne common stock are entitled to vote online at www.proxyvote.com, by telephone at 1-800-690-6903, by completing and returning a proxy card, or at the Annual Meeting. For more information, see “Information About the Annual Meeting.”

Our Board of Directors is asking you to take the following actions at the Annual Shareholder Meeting:

Item		Your Board’s Recommendation	Page
1.	Set the number of members of the Board of Directors at nine	FOR	11
2.	Elect the nine individuals nominated to be directors of the Company	FOR	11
3.	Approve, on an advisory basis, the compensation of our executive officers	FOR	52
4.	Approve an amendment to the Company’s Articles of Incorporation to increase the total number of authorized shares of common stock to effect a proposed four-for-one share split	FOR	55
5.	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year	FOR	57

What’s New?

Our long-time President and CEO, Chuck Kummeth, has announced that he plans to retire June 30, 2024. The Board will be using this transition time to conduct a search for potential successors from both internal and external candidates.

We continued our sustainability journey with new ESG initiatives and substantially enhanced ESG disclosures, as reflected below and in our 2022 Corporate Sustainability Report, which will be published this Fall.

We expanded employee participation in our annual bonus and equity grant programs.

As a result of our commitment to and investment in our people, Bio-Techne was included on the Forbes 2022 lists of America’s Best Mid-Size Employers and Best Employers for Diversity.

We recently significantly increased the share ownership requirements for the directors and executive officers.

We rewrote, reorganized, and redesigned this document to help you better understand our governance and compensation practices and to demonstrate our commitment to transparency.

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Fiscal Year 2022 Performance

Our team continued to deliver on our long-term strategy in fiscal year 2022, leading to another year of strong financial results.

HIGHLIGHTS OF OUR FISCAL YEAR 2022 BUSINESS AND FINANCIAL PERFORMANCE INCLUDE:
We experienced a continuation of strong growth trends, driven by robust demand from our biopharma customers for our proteomic reagents, analytical tools, and cell and gene therapy workflow solutions. We also benefitted from increased traction with our ExoDx Prostate test due to improving physician office traffic, combined with our traditional and digital marketing initiatives.
Net sales for the full year fiscal 2022 increased 19% to $1,105.6 million. Organic growth was 17%, with acquisitions having a favorable impact of 3% and foreign currency translation having an unfavorable impact of 1%.
We furthered our cell and gene therapy initiatives through an agreement for the future acquisition of Wilson Wolf, the manufacturer of the industry-leading line of G-Rex bioreactor devices that are used to scale cell therapies. Terms of the agreement include a 20% investment when Wilson Wolf achieves trailing twelve-month (TTM) revenue of $92 million or TTM EBITDA of $55 million, at any point prior to December 31, 2027. If achieved, the second part of the forward contract will automatically trigger and requires the Company to acquire the remaining equity interest in Wilson Wolf on December 31, 2027 based on a revenue multiple of approximately 4.4 times revenue. The second part of the contract would be accelerated in advance of December 31, 2027 if Wilson Wolf meets its second milestone of approximately $226 million in TTM revenue or $136 million in TTM EBITDA.
We announced the acquisition of Namocell, a leading cell sorting and dispensing company with two instruments currently commercialized. Namocell’s proprietary instruments and consumables address several high-growth markets, including cell and gene therapy, cell engineering, cell line development, single cell genomics, antibody discovery, synthetic biology, and rare cell isolation. This acquisition closed at the beginning of our fiscal year 2023.
We commercialized five initial Good Manufacturing Practice (GMP) proteins manufactured in our 61,000-square foot, state-of-the-art GMP-compliant manufacturing facility in St. Paul, Minnesota at the scale and capacity necessary to meet current and forecasted demand. GMP proteins are an essential component for many immune-oncology and regenerative medicine cell and gene-modified therapy workflows.
We signed an exclusive agreement with Thermo Fisher Scientific to complete the development and commercialization of the ExoTRU kidney transplant rejection test developed by Exosome Diagnostics, a Bio-Techne brand.
GAAP net earnings were $272 million, while net earnings (adjusted) were $323.5 million. GAAP earnings per share were $6.63 per diluted share versus $3.47 per diluted share last fiscal year. GAAP EPS was favorably impacted by a non-operating mark-to-market gain of $16 million on our ChemoCentryx investment, compared to a loss on investment of $68 million in the prior fiscal year. Adjusted EPS was $7.89 per diluted share, compared to $6.76 in fiscal year 2021, representing an increase of 17%.*
GAAP operating margin was 26.8%, compared to 25.5% in fiscal year 2021. Adjusted operating margin for fiscal year 2022 decreased to 38.3%, compared to 39.1% in the prior year, unfavorably impacted by foreign currency exchange, the full-year impact of the prior year’s Asuragen acquisition, and strategic investments.*

*	See Appendix A for a reconciliation of adjusted financial measures to GAAP for 2022 and 2021 fiscal years.

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Long-Term Performance

Our record of delivering strong shareholder returns reflects our commitment to creating long-term shareholder value.

Governance Highlights

BOARD COMPOSITION	BOARD ACCOUNTABILITY

•   Eight of nine directors are independent

•   Separate Board Chair and CEO roles

•   All chairs and members of all Board committees are independent

•   Balance of industry, scientific, and functional expertise among directors

•   Policy requiring directors to retire when they reach the age of 75

•   Regular refreshment, with a current average tenure of 11 years of service

•   Annual election of directors

•   Majority voting in uncontested director elections (through director resignation policy)

•   Annual Board and committee evaluations

•   Regular executive sessions of non-management directors

•   Stringent executive and director equity ownership guidelines

•   Ongoing shareholder engagement program includes active director participation

SHAREHOLDER INTERESTS	RISK MANAGEMENT

•   Second Corporate Sustainability Report to be issued in fall of 2022

•   Annual “say-on-pay” vote

•   One single voting class of common stock

•   No shareholder rights plan

•   Proxy access to nominate director candidates

•   Shareholders have right to call a special meeting

•   Risk assessment and oversight is an integral part of Board and committee deliberations throughout the year

•   Management gives periodic reports to the Board on cybersecurity, privacy, environmental and compliance risks

•   Compensation Committee oversees compensation and other risks related to human capital management

•   Audit Committee oversees financial, fraud, and conflicts risks, as well as financial impacts related to compliance and cyber incidents

•   Nominations and Governance Committee oversees company culture, ethics, conflicts of interest, and other governance risks

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Shareholder Engagement Highlights

Bio-Techne values hearing shareholder perspectives. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies, executive compensation, governance, and social and environmental issues.

67%
of shareholders of Bio-Techne’s outstanding common stock met with management and directors during 2022

One of the goals of those engagements was to understand shareholder concerns that led to a disappointing say-on-pay vote at our most recent annual meeting of shareholders. While some shareholders expressed concerns about certain elements of our executive compensation program, shareholders were generally positive about Bio-Techne’s financial performance and governance positions, as well as our initiatives with respect to sustainability.

Many of the changes we have made to our corporate governance practices recently are the direct result of feedback from shareholders and other stakeholders, including:

•	Allocating and clarifying oversight responsibilities for sustainability-related risks and activities
•	Clarifying that the full Board retains oversight of cyber-related risks and mitigation measures, while the Audit Committee oversees management’s response to cyber incidents
•	Increasing the levels of share ownership directors and executive officers are required to maintain within five years of assuming office—tripling the ownership guidelines for directors and executive officers, and increasing the ownership guidelines for the CEO from 3 times base salary to 6.
•	Amending the bylaws to clarify the process for shareholder nominations of director candidates and submissions of shareholder proposals, as well as the procedures for shareholders to call a special meeting.

For a detailed discussion of our engagement specifically on executive compensation matters, see “Compensation Discussion & Analysis—Addressing Shareholder Concerns,” which begins on page 33 .

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Information About The Nominees

The following is an overview of our nominees for election as directors at the 2022 Annual Meeting. Directors are elected annually by a majority of votes cast. All of the nominees are independent except Mr. Kummeth.

		Committee Membership
Name and Principal Occupation			Director Since	Age	Gender	Under- represented Minority
Robert V. Baumgartner Former Executive Chairman, Center for Diagnostic Imaging	0		2003	66	M
Julie L. Bushman Former EVP International Operations, 3M	2		2020	61	F
John L. Higgins President and CEO, Ligand Pharmaceuticals	1		2009	52	M
Joseph D. Keegan Advisor and Board Director	1		2017	69	M
Charles R. Kummeth President and CEO, Bio-Techne Corporation	1		2013	62	M
Roeland Nusse Professor, Stanford University	0		2010	72	M
Alpna Seth Former President and CEO, Nura Bio Inc.	1		2017	59	F
Randolph Steer Biotechnology Consultant and Board Director	0		1990	72	M
Rupert Vessey President of Global Research & Early Development, Bristol Myers Squibb	0		2019	57	M

Member	Committee Chair

Our strong performance during fiscal year 2022 can be partially attributed to our experienced board of directors. As shown below, our predominantly independent board includes a range of newer and tenured directors with a balanced and diverse mix of experience, education, and talents.

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Director Qualifications and Experience

Below is a snapshot of the skills and experience of the Board nominees

Sustainability Highlights

During fiscal 2022, we made significant progress identifying, documenting, and (when possible) measuring our ongoing efforts to become a better corporate citizen. We group our sustainability commitments into four key pillars:

Our People	Advancing Science	Governance & Operational Integrity	The Environment

Our 2022 Corporate Sustainability Report, which will be published this fall, includes details on the progress the Bio-Techne team has made in each of these key pillars in the past few years. This latest sustainability report will include increased disclosure regarding our fourth pillar, The Environment. For the first time, we are including an inventory of our Scope I and Scope II greenhouse gas (GHG) emissions data for our largest U.S.- and European-based manufacturing facilities. Products manufactured in these facilities accounted for 99% of Bio-Techne’s fiscal 2022 revenue.

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Executive Compensation Highlights

With our strategic focus on growing the business over the long term, our executive compensation program motivates our talented management team by rewarding successful execution of our short-term business plans and our longer-term sustainable strategies. Moreover, our executive pay program has a strong pay-for-performance foundation, aligned to the financial goals we believe are most effective at driving long-term shareholder value creation, so that executives and long-term shareholders alike can benefit from Bio-Techne’s success and growth. Consequently, while the balance of the components in our compensation program may change slightly from year to year, our executives’ total pay mix is heavily weighted toward at-risk, performance-based compensation elements.

Type	Element	Objective
Fixed	Base Salary	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Bonus	Rewards achievement of annual Company-wide and segment financial objectives for revenue and operating income
Performance-based	Performance-based Share Options and Restricted Share Units	Supports the achievement of corporate strategic goals for long-term revenue and operating income that drive the creation of long-term, sustainable shareholder value
Performance- and Time-based	Time-Based Share Options and Restricted Share Units	Aligns the interests of management and shareholders and serves as an important retention vehicle

The performance measures that apply to annual and long-term incentive awards—revenue and operating income—reflect our focus on both organic top-line growth and operational efficiency and profitability. Both measures represent cash generation, which we believe drives external valuation of the Company and therefore shareholder value.

Pay for Performance Alignment

The following graph illustrates Bio-Techne’s TSR performance compared to reported pay for our CEO over the past five years. As indicated, the increase in value created for shareholders has far outpaced the increases in Mr. Kummeth’s compensation over that time period, despite the fiscal year 2022 reduction in TSR.

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Proposal 1: Size of the Board

Proposal 1. Set the Number of Directors at Nine

THE BOARD RECOMMENDS A VOTE FOR SETTING THE NUMBER OF DIRECTORS AT NINE.

We believe that a nine-member Board continues to be the most effective size for Bio-Techne.

Our bylaws provide that the number of directors must be determined by shareholders at each Annual Meeting. Your Board unanimously recommends that the number of directors be set at nine. Approval of this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter and (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Proposal 2: Election of Directors

Proposal 2. Elect the Nine Director Nominees Identified in this Proxy Statement, Each for a Term of One Year

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NINE DIRECTOR NOMINEES.

Our nominees constitute a diverse group of exemplary leaders who bring a range of relevant skills and expertise to their roles.

The nine directors elected at this Annual Meeting will hold office until the 2023 Annual Meeting of Shareholders and until their successors have been elected and qualified or until their earlier death, resignation, or removal. Each nominee has agreed to serve as a director if elected. If any nominee declines or becomes unable or unavailable to serve as a director for any reason, the individual(s) designated as your proxy will be authorized, in their discretion, to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

If the number of director nominees is equal to (or less than) the number of directors to be elected (known as an “uncontested election”), directors will be elected by a majority vote; directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected. In an uncontested election, an incumbent director who does not receive a majority of the votes cast “FOR” his or her election must offer to tender a resignation to the Board’s Nominations and Governance Committee. The Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such a resignation, the director will continue to serve until the next annual meeting and until a successor is duly elected.

If the number of director nominees exceeds the number of directors to be elected (a “contested election”), directors will be elected by a plurality of votes cast.

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How We Choose Directors

Board Refreshment

The Board continues to consider regular refreshment of its membership as an important governance consideration. Over the last nine years, as the Company’s size and scope have significantly expanded, we have undergone a thoughtful, gradual board refreshment process. In 2014, we implemented a provision in our Principles of Corporate Governance providing that director nominees, including incumbent directors, may not be older than 74. As a result, four independent directors have retired and been replaced over the past eight years, and the average director tenure has dropped from 13 years in 2014 to approximately 11 years currently. We expect to continue this refreshment process as two of the current eight independent directors reach retirement age.

Qualities of Prospective Nominees

The Nominations and Governance Committee periodically assesses the appropriate size of the Board of Directors, whether any vacancies are expected due to retirement or otherwise, and the skills and experience needed of directors to properly oversee Bio-Techne’s short- and long-term interests. If vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers multiple potential candidates for director. Candidates may come to the Committee’s attention through current members of the Board of Directors, professional search firms, shareholders, or other sources, and may be considered at any point during the year. The ultimate goal is to maintain a well-rounded Board that functions collegially and independently.

Candidates for the Board are considered and selected on the basis of criteria including outstanding achievement in their professional careers; experience; wisdom; personal and professional integrity; the ability to make independent, analytical inquiries; and an understanding of the business environment. Candidates must have the experience and skills necessary to understand the Company’s principal operational and functional objectives and plans, results of operations and financial condition, and position in our industry. Candidates also must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company, in part through an annual assessment process.

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Relevant Skills and Experience

As a highly acquisitive science-based company, we seek to have a board with a mix of science/technology and business expertise. Our directors reflect this balance, and also have a diverse mix of other skills and experience needed to help drive our strategies. The following describes the specific skills and experience we seek in directors to support the Company’s strategic vision and business, and the number of our director nominees with each skill.

8 of 9	7 of 9	5 of 9	7 of 9

Executive Leadership	Industry	Scientific/Technical	Global

Senior level managerial experience brings a broad perspective and knowledge to engage with management in meaningful discussions of our strategy and related strategic risks, including people management.	The life science tools and diagnostics industry is complex and technology-focused, so having directors with experience in this business, either as executives or customers, is a significant advantage.	Many of our strategic decisions, including especially our M&A initiatives, require significant understanding of advanced scientific knowledge.	Knowledge about operating outside the U.S. is important as we face the complexities of global markets, especially considering almost half of our business comes from outside the United States and our strategies include expansion into additional international markets.

6 of 9	8 of 9	8 of 9	6 of 9

Finance/Accounting	Risk Oversight/	Mergers & Acquisition	Operations
Familiarity with complex financial and accounting concepts and a deep understanding of financial statements are vital for helping the Board perform its oversight function.	Management An understanding of how to identify, assess, and mitigate risks is a key attribute—particularly for a growth-oriented company such as Bio-Techne.	Since one of our key growth strategies is to acquire companies that expand our product offerings and increase revenue, experience with assessing acquisition opportunities and risks is an important oversight capability.	We make and sell hundreds of thousands of different products, including some that are regulated by the FDA, so having directors who understand the manufacturing and supply chain complexities of our operations helps us identify associated strategic risks and opportunities.

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Director Diversity

While the Company does not have a formal diversity policy for Board membership, we seek directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills, and experience in its evaluation of candidates for Board membership. Such diversity considerations are discussed in connection with the general qualifications of each potential nominee. At the recommendation of the Nominations and Governance Committee, the Board last year amended its Principles of Corporate Governance to formalize Bio-Techne’s commitment to diversity in all respects, including specifically diversity of gender, ethnicity, and race. This year for the first time, the Board asked directors to voluntarily disclose information to help assess their status as underrepresented minorities. The Company is committed to actively seeking out highly qualified diverse candidates, including women and minority candidates, to include in the pool from which Board nominees are chosen.

Shareholder Recommendations of Nominees

Shareholders are welcome to recommend candidates for consideration by the Nominations and Governance Committee. Recommendations may be sent to the attention of the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include background and biographical material so the Committee can make an initial determination as to whether the prospective nominee satisfies our criteria for directors. The Nominations and Governance Committee will apply the same criteria in evaluating candidates recommended by shareholders as it uses for candidates that come to the Committee’s attention from other sources.

Shareholders who intend to directly nominate a candidate for election by the shareholders at the Annual Meeting (rather than recommending the candidate to the Nominations and Governance Committee) must comply with the procedures described later in this Proxy Statement under “Additional Corporate Governance Matters—Shareholder Proposals for 2023 Meeting” and with Bio-Techne’s bylaws.

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Nominees for Director

We believe all of our director nominees bring to our Board the practical wisdom and strong professional characteristics, judgment, and leadership abilities necessary to keep Bio-Techne performing competitively in the market. The following biographies describe the nominees’ noteworthy experience, individual qualifications, and skills that we believe contribute to our Board’s effectiveness and success.

Robert V. Baumgartner

Age: 66 Director since: 2003 Chair since: 2012 INDEPENDENT CHAIR OF THE BOARD

Professional Background

From 2001 until July 2019, Mr. Baumgartner served as Executive Chairman, Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers. Prior to August 2015, Mr. Baumgartner also served as Chief Executive Officer of that company. Before joining the Center for Diagnostic Imaging, he held numerous executive positions, including Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar, and President of the Apogee Glass Group. Mr. Baumgartner began his professional career at KPMG LLP, an international accounting firm.

Other Affiliations

Mr. Baumgartner currently serves as a director of the boards of Carestream and OIA Global, both privately-held companies, and serves as an advisor to Sirona Medical.

Education

Bachelor’s degree in business administration, University of Notre Dame.

Key Experience and Qualifications

Mr. Baumgartner brings to the Board valuable strategic skills and financial and operational management expertise. His more than 20 years serving as Chief Executive Officer and Executive Chairman of large, complex businesses gives him extensive experience in finance, accounting, and business leadership. Mr. Baumgartner also offers important board-level experience, as well as knowledge of Bio-Techne’s business and industry gleaned in his years serving on the Board.

Julie L. Bushman

Age: 61 Director since: 2020 Other Public Boards • Adient, plc. (since 2016) • Phillips 66 (since 2020) INDEPENDENT

Professional Background

Ms. Bushman retired in February 2020 from 3M Corporation, where she most recently served as Executive Vice President of International Operations. She joined 3M in 1983, and served in various executive positions, including Senior Vice President of Business Transformation and Information Technology; Executive Vice President of Safety, Security and Protection Services; Executive Vice President of Safety and Graphics; Division Vice President of the Occupational Health and Environmental Safety Division; and Chief Information Officer.

Education

Bachelor of Science, University of Wisconsin-River Falls.

Key Experience and Qualifications

In her various roles with 3M, Ms. Bushman developed extensive global experience from managing international operations and a global business in personal safety. She also has broad digital, software, and CIO experience, which bring important expertise in IT and cybersecurity matters as the Company continues to expand globally and integrate systems to increase operational efficiencies. Her experience with public company requirements as both an executive officer and as a director is also valuable.

Executive Leadership	Industry	Scientific/Technical	Global
Finance/Accounting	Risk Oversight/Management	Mergers & Acquisitions	Operations

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John L. Higgins

Age: 52 Director since: 2009 Other Public Boards • Ligand Pharmaceuticals, Inc. (since 2007) INDEPENDENT

Professional Background

Mr. Higgins has been President and Chief Executive Officer and a member of the Board of Directors of Ligand Pharmaceuticals, Inc. since 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development from 2002 until 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Earlier in his career, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins has served as a director of numerous public and private companies.

Education

Bachelor’s degree in economics, Magna Cum Laude, Colgate University.

Key Experience and Qualifications

Mr. Higgins offers the Board over 20 years of industry experience through his role as Chief Executive Officer of Ligand Pharmaceuticals and leadership roles in other pharmaceutical companies. His role with Ligand has given him vital experience in the application of strategic leadership skills within our industry, as well as extensive public company executive and board experience.

Joseph D. Keegan, Ph.D.

Age: 69 Director since: 2017 Other Public Boards • Interpace Diagnostics (since 2016) INDEPENDENT

Professional Background

Dr. Keegan serves as a director and advisor for Interpace Diagnostics. From 2007 until 2012, Dr. Keegan served as President and Chief Executive Officer of ForteBio, Inc., a life science tools company. He joined ForteBio after serving as President and Chief Executive Officer of Molecular Devices Corporation from 1998 to 2007. Earlier in his career, Dr. Keegan held leadership positions at Becton Dickinson, Leica, Inc., and GE Medical Systems.

Other Affiliations

Dr. Keegan has served on numerous public and private company boards of life science tools companies, including as Chair of Fluidic Analytics and Executive Chair of Halo Labs.

Education

Ph.D. in Physical Chemistry, Stanford University.

Key Experience and Qualifications

Dr. Keegan brings an important life science background to the Board from his career working at a number of life sciences companies, with a focus on diagnostics. His knowledge of the Company’s customers and products is especially valuable. Dr. Keegan further offers extensive executive management experience and board-level experience through his past and present service on other private and public company boards.

Executive Leadership	Industry	Scientific/Technical	Global
Finance/Accounting	Risk Oversight/Management	Mergers & Acquisitions	Operations

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Charles R. Kummeth

Age: 62 Director since: 2013 Other Public Boards • Gentherm, Inc. (since 2018)

Professional Background

Mr. Kummeth has been President, Chief Executive Officer, and member of Bio-Techne’s Board since 2013. Prior to joining the Company, he served in executive roles at Thermo Fisher Scientific Inc., including President of Mass Spectrometry and Chromatography and President of the Laboratory Consumables Division. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles during a 24-year career at 3M Corporation, most recently as Vice President of the Medical Division.

Education

Master of Science in computer science, University of St. Thomas, and Master of Business Administration, Carlson School of Business at the University of Minnesota.

Key Experience and Qualifications

As the only member of management to serve on the Board, Mr. Kummeth provides key insight into the Company’s day-to-day operations, challenges, and opportunities. Mr. Kummeth’s service on the Board also promotes strategy development and implementation and facilitates the flow of information between the Board and management. Mr. Kummeth further offers extensive significant executive management experience and expertise leading the growth of biotechnology companies.

Roeland Nusse, Ph.D.

Age: 72 Director since: 2010 INDEPENDENT

Professional Background

Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse previously was at the Netherlands Cancer Institute (in Amsterdam) as a staff scientist and ultimately served as head of the Department of Molecular Biology. Dr. Nusse was awarded the Breakthrough Prize in Life Sciences in 2016.

Other Affiliations

Dr. Nusse was elected to the United States National Academy of Sciences in 2010, the European Molecular Biology Organization in 1988, the Royal Dutch Academy of Sciences in 1997, and the American Academy of Arts and Sciences in 2001.

Education

Ph.D. in molecular biology, Netherlands Cancer Institute.

Key Experience and Qualifications

Dr. Nusse brings valuable experience to the Board from his longstanding career as a researcher and department chair at Stanford University, including strategic leadership and scientific and industry knowledge, which gives him insight into the Company’s products, customers, and markets. Dr. Nusse also has a deep understanding of and contacts within the international life science research community.

Executive Leadership	Industry	Scientific/Technical	Global
Finance/Accounting	Risk Oversight/Management	Mergers & Acquisitions	Operations

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Alpna Seth, Ph.D.

Age: 59 Director since: 2017 Other Public Boards • SeaGen, Inc. (since 2018) INDEPENDENT

Professional Background

Dr. Seth recently retired as President and Chief Executive Officer of Nura Bio Inc., a biopharmaceutical company focused on the discovery of novel neuroprotective drugs, where she served for three years. From July 2017 through 2018, she was Chief Operating Officer of Vir Biotechnology, Inc., an immunology company. Prior to joining Vir, Dr. Seth was at Biogen Inc. for nearly two decades, most recently as Senior Vice President and Global head of the Biosimilars business, headquartered in Switzerland. For the period from 1998 through 2014, Dr. Seth held a range of senior leadership roles across R&D and commercial arenas. In this capacity, she led several major drug development programs and product launches, along with strategic, business development, and long-range planning initiatives. In another international general management assignment, Dr. Seth served as the founding Managing Director of an India affiliate and was a member of Biogen’s Asia Pacific Leadership Team.

Education

Ph.D. in Biochemistry and Molecular Biology, University of Massachusetts Medical School. Conducted post-doctoral research at Harvard University in Immunology and Structural Biology, both as a Howard Hughes Medical Institute Fellow.

Key Experience and Qualifications

Dr. Seth brings a breadth of experience in research, drug discovery, marketing, international operations, financial management, and business development. Her extensive background in the pharmaceutical industry and in international business and her deep knowledge of critical areas of science provide a valuable strategic perspective for our business generally and for a key customer group.

Randolph Steer, M.D., Ph.D.

Age: 72 Director since: 1990 INDEPENDENT

Professional Background

Dr. Steer is an independent biotechnology consultant and board director. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from 2006 to 2011. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, advising companies in business development, medical marketing, and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals.

Other Affiliations

Dr. Steer was elected to the Mayo Clinic Board of Trustees in 2011, and previously served as a director of publicly-traded Vital Therapies, Inc. (now Immunic, Inc.).

Education

Ph.D. in pathobiology, University of Minnesota, and medical degree from the Mayo Medical School.

Key Experience and Qualifications

Dr. Steer offers the Board a strong medical and scientific background. Moreover, his experience in executive leadership and in board management, together with his knowledge of the pharmaceutical and biotechnology industries, enable him to provide valuable strategic insight. As the longest tenured member of the Board, Dr. Steer also offers an understanding of the Company’s development.

Executive Leadership	Industry	Scientific/Technical	Global
Finance/Accounting	Risk Oversight/Management	Mergers & Acquisitions	Operations

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Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil

Age: 57 Director since: 2019 INDEPENDENT

Professional Background

Dr. Vessey has been the President of Research and Early Development at Bristol-Myers Squibb since 2019. Previously, he was President of Global Research and Early Development at Celgene from 2015 to 2019. During that time, Dr. Vessey also served on the board of Juno Therapeutics for one year. Before joining Celgene, Dr. Vessey held various research and development senior management positions during his 10-year tenure at Merck.

Other Affiliations

Dr. Vessey is a member of the Royal College of Physicians of London UK. He serves on the Board of Pharmakea, a privately-held therapeutics company.

Education

MA in physiological sciences and BM BCh in clinical medicine from Oxford University. DPhil at the Institute for Molecular Medicine, Oxford.

Key Experience and Qualifications

Dr. Vessey was selected to serve on the Board because of his exceptional background in medical and life science research and development with Bristol-Myers Squibb, Celgene, Merck, and other companies, and his extensive experience as an executive in the pharmaceutical industry, a key customer group for the Company. His international research and business experience is also important to the Board as the Company continues to expand in markets outside of the United States.

Board Diversity Matrix (As of June 30, 2022)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
Asian	1	0
White	1	7

Executive Leadership	Industry	Scientific/Technical	Global
Finance/Accounting	Risk Oversight/Management	Mergers & Acquisitions	Operations

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Corporate Governance

The Role of the Board

The Board of Directors is Bio-Techne’s governing body, with responsibility for oversight, counseling, and direction of management to serve the short- and long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for shareholders and to ensure Bio-Techne’s vitality for the customers, employees, and other individuals and organizations that depend on us. To achieve that goal, the Board monitors both the performance of the Company and the performance of the CEO. The Board also is integrally involved in strategic planning and enterprise risk management, in partnership with the management team. It regularly undertakes an in-depth review of management’s long term and short-term strategic plan, and periodically provides input as the strategic plan is implemented and evolves.

Governance Documents

The Board recently revised and refreshed its Principles of Corporate Governance, which can be found on the Investor Relations page of our website at www.bio-techne.com. The Principles of Corporate Governance describe the Company’s corporate governance practices and policies and provide a framework for Bio-Techne’s governance. Among other things, they establish requirements and qualifications for members of the Board and specify the Board’s leadership structure and standing committees.

The Bio-Techne Code of Ethics and Business Conduct and the charters for each of the Board’s four standing committees also are available on our website under “Investor Relations—Governance.”

Board Independence

Bio-Techne’s Principles of Corporate Governance provide that a majority of the Board must be independent directors under criteria established by the Board in conformity with the listing rules of the Nasdaq Stock Market. The Nominations and Governance Committee annually reviews the independence of each director, including whether there are any related party transactions. In making its independence determinations, the Nominations and Governance Committee reviewed transactions and relationships between each director or any member of a director’s immediate family on one side, and the Company or any of its subsidiaries on the other side, based on information provided by the directors and from Company records and publicly available information. The Committee determined and the Board confirmed that all of the Company’s non-employee directors are independent.

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Board Leadership Structure

Bio-Techne’s Principles of Corporate Governance do not require the roles of CEO and Chair to be separate or combined. Instead, they assign to the Nominations and Governance Committee the responsibility of periodically assessing the needs of the Board and determining whether the leadership structure in place at the time is appropriate.

For now, the Board has determined that separating the roles of Chair and CEO and maintaining a majority independent Board supports the Board’s independent oversight of management, ensures that the appropriate level of independence is applied to all Board decisions, and is the most effective leadership structure for the Company.

Robert V. Baumgartner	Charles R. Kummeth
Independent Chair of the Board	President & CEO

•   assists the Nominations and Governance Committee with succession planning for the CEO

•   sets the agenda for Board meetings

•   presides over meetings of the full Board

•   presides over executive sessions of the independent directors

• executes the Board’s direction • is responsible for the day-to-day leadership and performance of the Company

To bolster the Board’s independent oversight, each of the four Board committees consists entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and committee deliberations throughout the year. The Board administers some of its risk oversight function through its committees, as described below.

The Board of Directors
Some categories of risk—those related to strategy, technology, cybersecurity, and operations, and those arising from environmental and social matters—are reviewed directly by the entire Board. In performing their oversight responsibilities, the Board and its committees review policies and guidelines that senior management use to manage Bio-Techne’s exposure to material categories of risk. In addition, the Board and its committees review the performance and execution of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk.

The Audit Committee	The Compensation Committee	The Nominations and Governance Committee	The Science and Technology Committee
has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have, the steps management takes to address those risks, and how management monitors emerging risks. Risk exposures may include compliance, legal, regulatory, and cyber incident risks, among others.	structures the Company’s compensation plans and programs to balance risk and reward, while mitigating the incentive for excessive risk-taking by our executive officers and employees. As part of its oversight of human capital management generally, the Compensation Committee also oversees non-compensation risks related to other elements of attracting and retaining talent.	oversees the management of risks associated with the composition and independence of the Board, as well as general corporate governance risks and policies. The Nominations and Governance Committee receives regular reports from management on the Company’s ethics and compliance programs and culture.	reviews the Company’s technology and scientific programs, including the risks associated with selecting and pursuing such programs in light of evolving customer needs and competitor activities.

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Each of the Board’s committees has risk oversight duties corresponding to its areas of responsibility, as described in its charter.

The risk oversight roles described above are not merely academic exercises. As we adjust to the changes resulting from the pandemic, for example, the Board continues to receive regular reports from management on the implications and effects of the pandemic on the Company’s business and provides guidance on management’s responses.

Board Self-Assessments

Each year, before beginning the nomination process, the Nominations and Governance Committee conducts an evaluation of the Board’s performance and reports to the Board respecting its conclusions and recommendations. Individual directors are assessed periodically as part of this evaluation. In addition, the Nominations and Governance Committee helps each other standing committee to periodically evaluate its performance.

Board Committees

The Board currently has four standing committees: Audit, Compensation, Nominations and Governance, and Science and Technology. Each committee is governed by a written charter that was approved by the Board and is reviewed annually. The four charters are available on our website at www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.” The Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner, but no such committees were created in fiscal year 2022.

Committee members are appointed by the Board each year, generally for a term of one year. The membership of each standing committee as of June 30, 2022, and the number of committee meetings held during fiscal year 2022, are shown below. The Board has determined that the members of all of the committees are independent.

Director	Audit	Compensation	Nominations & Governance	Science & Technology
Robert V. Baumgartner
Julie L. Bushman
John L. Higgins
Joseph Keegan, Ph.D.
Charles R. Kummeth
Roeland Nusse, Ph.D.
Alpna Seth, Ph.D.
Randolph C. Steer, M.D., Ph.D.
Rupert Vessey, MA, BM BCh, FRCP, DPhil
Number of meetings held during FY 2022	8	4	3	2

Member	Committee Chair

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Audit Committee
Members: • John L. Higgins (Chair) • Robert V. Baumgartner • Julie L. Bushman NUMBER OF MEETINGS HELD DURING FY 2022: 8

The Audit Committee is responsible for:

•   appointing, supervising, and evaluating the Company’s independent registered public accounting firm;

•   reviewing the Company’s internal audit procedures and quarterly and annual financial statements;

•   monitoring the Company’s internal controls over financial reporting and the results of the annual audit;

•   overseeing the Company’s cash investment policy; and

•   monitoring cybersecurity incidents, our financial fraud hotline, and other compliance matters with a potential financial impact.

The Board has determined that each member of the Audit Committee meets the enhanced independence requirements prescribed by applicable rules of the Securities and Exchange Commission (“SEC”) and Nasdaq listing standards. In addition, for fiscal 2022, the Board has determined that Messrs. Baumgartner and Higgins are “audit committee financial experts” as such term is defined in applicable SEC rules.

Compensation Committee
Members: • Randolph Steer (Chair) • Joseph D. Keegan • Rupert Vessey NUMBER OF MEETINGS HELD DURING FY 2022: 4

The Compensation Committee is responsible for:

•   establishing the compensation and performance goals for the CEO;

•   working with the CEO to determine base and incentive compensation and performance goals for Bio-Techne’s other executive officers;

•   establishing overall policies for executive compensation;

•   reviewing the performance of the executive officers;

•   recommending to the Board and administering director compensation policies and practices; and

•   overseeing the Company’s management of human capital generally, including associated risks.

The Board has determined that each member of the Compensation Committee meets the enhanced independence requirements prescribed by applicable SEC rules and Nasdaq listing standards.

Nominations and Governance Committee
Members: • Robert V. Baumgartner (Chair) • John L. Higgins • Alpna Seth NUMBER OF MEETINGS HELD DURING FY 2022: 3

The Nominations and Governance Committee is responsible for:

•   recruiting well-qualified candidates for the Board

•   selecting individuals to be nominated for election as directors;

•   determining whether each member of the Board is independent;

•   establishing governance standards and procedures to support and enhance the performance and accountability of management and the Board

•   considering the composition of the Board’s standing committees and recommending any changes;

•   evaluating overall Board performance;

•   assisting committees with self-evaluations;

•   monitoring emerging corporate governance trends; and

•   overseeing the Company’s ethics program and monitoring the Company’s culture.

Science and Technology Committee
Members: • Roland Nusse (Chair) • Alpna Seth • Randolph Steer • Rupert Vessey NUMBER OF MEETINGS HELD DURING FY 2022: 2

The Science and Technology Committee is responsible for:

•   assisting the Board in providing oversight of management’s actions and judgments relating to the Company’s research and development activities, including its strategies, objectives, and priorities as they relate to current and planned R&D programs and technology initiatives;

•   assisting the Board in evaluating the scientific elements of the Company’s acquisitions and business development activities and risks related to research and development; and

•   reviewing and advising the Board and management on the Company’s overall intellectual property strategy.

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Shareholder Engagement

Bio-Techne values learning about shareholders’ perspectives. To that end, management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. In addition, over the last several years, we have carried out and expanded a shareholder engagement program to discuss governance matters—both proactively and in response to requests from shareholders.

Regular engagement — June

Reached out to shareholders owning over half of our outstanding shares	Held meetings with shareholders representing over 40% of our outstanding shares	Participants included members of management, the Board Chair (who also serves as chair of the Nominations & Governance Committee), and the chair of the Compensation Committee	Topics included a business update and various governance, executive compensation, and sustainability issues

Generally, shareholders were quite pleased with Bio-Techne’s financial and share performance, appreciated the leadership of current management and the Board, and did not express any notable concerns. There were several suggestions regarding our executive compensation program, which are addressed in detail in the Compensation Discussion and Analysis section under the heading “Addressing Shareholder Concerns,” which begins on page 33 .

As the 2021 Annual Shareholder Meeting approached, proxy advisory firms recommended opposing our say-on-pay proposal. In response, we conducted additional engagement discussions.

Additional engagement before the Annual Shareholder Meeting — October

Connected with shareholders representing almost 40% of our outstanding shares, including several of our largest holders	Participants included Investor Relations, the Corporate Secretary, and the chair of the Compensation Committee	Focus was specifically on executive compensation

Ultimately, 55.3% of shares outstanding voted in support of the Company’s say-on-pay proposal at the 2021 Annual Shareholder Meeting.

The Compensation Committee met in January 2022 to prepare for fiscal year 2022 executive compensation decisions. During that meeting, Dr. Steer reviewed with the Committee the results of the most recent say-on-pay vote, as well as information and perspectives shared by investors during the June and October engagements. The Compensation Committee then determined it would be prudent to reach out to shareholders for additional feedback relating to executive compensation.

Post-meeting engagement at the request of the Compensation Committee — February and March

Reached out to shareholders representing over half of our outstanding shares	Participants included Investor Relations, Corporate Secretary, and the chair of the Compensation Committee	Spoke with shareholders representing about 26% of our shares outstanding

For more information on our engagement related to executive compensation, see “Addressing Shareholder Concerns” in the Compensation Discussion and Analysis section below.

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Director Orientation and Continuing Education

Bio-Techne conducts an orientation process for new directors that includes providing background materials and arranging meetings with senior management and visits to Company facilities. This orientation is designed to familiarize new directors with the Company’s strategic plans; significant financial, accounting, and risk management issues; code of ethics and compliance policies; principal officers and other senior management; and internal and independent auditors and legal counsel.

Thereafter, directors are expected to take such action, such as participating in continuing educational programs, as necessary to maintain the level of expertise required to perform their responsibilities as directors. Bio-Techne reimburses Board members for reasonable expenses relating to ongoing director education, subject to certain pre-approval requirements.

Limits on Other Boards

Service on Bio-Techne’s board requires a significant commitment of time and energy. Therefore, our Principles of Corporate Governance provide that directors may not serve on the boards of other companies if such service would impede their ability to effectively serve on the Company’s Board or would create any potential material conflicts. Directors must have approval from the Board Chair and the Chair of the Nominations and Governance Committee before agreeing to serve on the board of another company, and no independent director may serve on more than four other public company boards. Management personnel, including the Chief Executive Officer and President, may not serve on more than one additional public company board without the approval of the Chair of the Nominations and Governance Committee. In addition, executive officers and non-independent directors are prohibited from serving on the boards of any company where a Bio-Techne independent director is an executive officer.

Meetings and Attendance

The Board met four times during fiscal year 2022. Each director attended:

100%	100%
OF THE BOARD MEETINGS	OF MEETINGS OF THE COMMITTEES ON WHICH HE OR SHE SERVED

Directors meet their responsibilities not only by attending Board and committee meetings but also by conducting business via written actions in lieu of meetings. In addition, directors communicated informally throughout the year on various Board and committee matters with executive management, advisors, and others. All directors attended the Annual Meeting of Shareholders in October 2021.

The independent directors of the Board meet in executive session without members of management present on a regular basis. There were 4 such executive sessions in fiscal year 2022. The independent Chair presides over these sessions.

How to Contact the Bio-Techne Board

Communications from shareholders are always welcome. Communications should be addressed to our Corporate Secretary or Vice President of Investor Relations by email at IR@bio-techne.com or regular mail addressed to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413. Communications are distributed to the Board or to one or more individual directors, as appropriate, depending on the facts and circumstances outlined in the communication. Communications regarding financial or ethical concerns will be forwarded to the chair of the Audit Committee. Communications such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints or inquiries, and resumes or other forms of job inquiries will not be relayed to the Board. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any director upon request.

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Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of Bio-Techne shares. The Compensation Committee periodically reviews the level and form of director compensation and, if it deems appropriate, recommends changes to the Board.

Compensation Program for Fiscal Year 2022

Director compensation has not changed since 2020. Cash compensation for the non-employee directors was as follows:

Every non-employee director	$75,000
Board Chair	additional $120,000
Chair of Audit Committee	additional $25,000
Chair of Compensation Committee	additional $17,500
Chairs of other committees	additional $15,000

These amounts are paid in monthly increments, and are pro-rated for a partial year of service if a director joins the Board other than by election at the annual meeting of shareholders. No additional compensation is paid for membership on committees or attendance at meetings.

In addition, on an annual basis, each non-employee director receives an equity grant valued at $200,000 (based on the closing price of Bio-Techne stock on the day of the annual meeting) that vests upon the sooner of the one-year anniversary of the grant date or the next annual shareholder meeting. Equity grants are provided 50% in stock options, with an exercise price equal to the fair market value of Bio-Techne’s common stock on the grant date, and 50% in restricted stock. Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year they will serve.

Non-employee directors are reimbursed for the reasonable expenses they incur to attend Board and committee meetings.

Directors who are employees of Bio-Techne or its subsidiaries do not receive any additional compensation for service on the Board.

Director Stock Ownership Guidelines

The Board recently updated the stock ownership guidelines for directors and executive officers to better align their interests with other shareholders. Non-employee directors are now required to own shares at least equivalent in value to five times their annual retainer within five years. All directors except Julie Bushman, who is the most recent addition to the Board, met the requirements as of June 30, 2022.

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Compensation Paid to the Non-Employee Directors

Directors who are not employees of the Company were compensated for fiscal year 2022 as follows:

Name	Fees Earned or Paid in Cash(1) ($)	Share Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Robert V. Baumgartner	$210,000	$99,957	$99,876	$311	$410,114
Julie L. Bushman	75,000	99,957	99,876	311	275,144
John L. Higgins	100,000	99,957	99,876	311	300,144
Joseph Keegan, Ph.D.	75,000	99,957	99,876	311	275,144
Roeland Nusse, Ph.D.	90,000	99,957	99,876	311	290,144
Alpna Seth, Ph.D.	75,000	99,957	99,876	311	275,144
Randolph C Steer, M.D., Ph.D.	92,500	99,957	99,876	311	292,644
Rupert Vessey, MA, BM BCh, FRCP, DPhi	75,000	99,957	99,876	311	275,144
(1)	Amounts consist of annual director fees and chair fees for services on the Company’s Board and its committees. For further information concerning such fees, see the discussion above this table.
(2)	The amounts represent the total grant date fair value of equity-based compensation for 194 shares of restricted stock granted pursuant to the Company’s 2020 Equity Incentive Plan in fiscal year 2022 at the grant date market value of $515.24 per share, in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. As of June 30, 2022, each non-employee director held 194 unvested restricted shares.
(3)	The amounts represent the total grant date fair value of equity-based compensation for 633 stock option awards granted pursuant to the Company’s 2020 Equity Incentive Plan in fiscal year 2022, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements for fiscal year 2022, included in the Company’s Annual Report on Form 10-K. As of June 30, 2022, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Baumgartner-21,419; Mr. Higgins-28,819; Dr. Keegan-9,174; Dr. Nusse-25,419; Dr. Seth-4,151; Dr. Steer-17,419; Dr. Vessey-4,739; and Ms. Bushman-2,501.
(4)	Amounts represent the total dollar value of dividends paid on restricted share awards, as those amounts were not factored into the grant date fair value.

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Corporate Sustainability

We understand that delivering on our mission over the long term requires management to focus on corporate sustainability, including environmental, social, and governance (“ESG”) considerations. In fact, Bio-Techne has always operated with a focus on long-term, sustainable business success.

Beginning in 2020, we embarked on a journey to more specifically identify and evaluate those topics and initiatives that would sustainably drive stakeholder value. Our initial assessment resulted in a report that we published in the fall of 2020.

Since then, we have continued to build on our earlier work in four ways.

We formed a sustainability management and oversight infrastructure. Among other things:

•	We allocated oversight responsibilities among the Board and its committees as described in “Corporate Governance—Risk Oversight” above.
•	We ensured senior management oversight by creating a Sustainability Oversight Council which is led by the General Counsel and made up of the CEO and others in executive leadership. The Sustainability Oversight Council is charged with leading ESG strategies and managing the various initiatives.
•	We created a cross-functional Sustainability Working Group that is charged with managing various ESG initiatives and refreshing disclosure of ESG data and efforts.

We undertook a more robust materiality assessment. This assessment included an evaluation against the appropriate standards published by the Sustainability Accounting Standards Board, review of various stakeholder interests, conversations with our largest shareholders, and an analysis of peer disclosures and industry best practices, leading to some modifications to our ESG reporting structure and areas of focus.

We undertook several new initiatives and data projects. These efforts were focused particularly in the areas of human capital management and environmental practices.

We substantially improved our disclosure of ESG matters. Bio-Techne’s 2022 Corporate Sustainability Report will be available on our website at www.bio-techne.com/corporate-and-social-responsibility later in September. It builds on our most recent report in 2020 by adding disclosure about our GHG emissions and additional disclosure regarding human capital, governance, and the role of our products in advancing science and healthcare.

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As we considered how to improve our ESG efforts and disclosures, we continued to focus on our “Four Pillars” of corporate sustainability shown below, although these were somewhat modified from our original report in 2020.

Pillar	Commitment	Description
Pillar One	Our People	Everything starts with our people. Without our dedicated, passionate, and innovative Bio-Techne team members, we would not be developing the tools that academic and biopharma researchers rely on every day to push science forward. Our four key EPIC values (Empowerment, Passion, Innovation, and Collaboration) are the backbone for the way we approach everything related to our people. As a global science organization, we value continuous learning and development opportunities for our employees, as well as a diverse and inclusive work environment that respects employees from all cultures and backgrounds.
Pillar Two	Advancing Science	Bio-Techne has a 46-year history of developing innovative and cutting-edge tools to advance biopharmaceutical and academic scientific discoveries and technologies to enable and improve disease diagnosis. Our commitment to advancing science goes beyond developing the products the scientific community needs to drive discoveries, and extends to delivering these products with a focus on sustainability, quality, responsible sourcing, and a commitment to continuously improving how we package our products to minimize our environmental footprint.
Pillar Three	Governance and Operational Integrity	We adhere to many governance best practices, which we believe form an important foundation for actions and decisions of management and the Board in the best interests of all of our stakeholders. We also are committed to ethical and legal conduct and have implemented policies and processes to ensure our partners and suppliers operate with integrity as well.
Pillar Four	The Environment	We care about minimizing the environmental impacts of our operations, conserving natural resources, and providing effective stewardship of the environment. Our commitment to environmental sustainability is demonstrated through our ISO 14001 certifications at our Minneapolis, Minnesota headquarters and our European headquarters in the UK, as well as our efforts to begin collecting data on Scopes 1 and 2 greenhouse gas emissions and disclosing that data.

Information about our sustainability efforts is posted on our website, at https://bio-techne.com/about/corporate-and-social-responsibility, and includes additional detail that is not part of or incorporated by reference into this Proxy Statement.

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Executive Compensation

Proposal 3. Approve, on an Advisory Basis, the Compensation of Our Executive Officers

FOR THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

Every year we ask our shareholders to approve, on an advisory basis, the compensation of our executive officers.

This is known as “say-on-pay.” Our compensation practices align executive compensation with Bio-Techne’s financial performance, business segment performance, and shareholder return.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives, as well as a description of the material components of our executive compensation program. Please also review the tables that immediately follow this section, which provide more information, including historical compensation information.

As of June 30, 2022, the following officers were our Named Executive Officers (collectively, our “NEOs”):

CHARLES KUMMETH	JAMES HIPPEL	WILLIAM GEIST*	KIM KELDERMAN	BRENDA FURLOW	DAVID EANSOR*
President and Chief Executive Officer	Executive Vice President – Finance and Chief Financial Officer	President – Protein Sciences	President – Diagnostics and Genomics	Executive Vice President – General Counsel and Corporate Secretary	Former President – Protein Sciences

*	Mr. Geist assumed his current role in January 2022, replacing Mr. Eansor, who retired in March 2022.

Executive Summary

We continued to execute on our long-term growth strategy in fiscal year 2022. During his almost ten-year tenure, our CEO has led a consistent strategy of driving growth through innovation, making organic investment in the core business as well as expanding our portfolio and end markets through acquisitions. This focus on continued execution of our strategy and strong demand for our proteomic, genomic, and diagnostic products resulted in another year of very strong financial performance, despite some continued residual turbulence from the pandemic, supply chain challenges, and inflation challenges.

The Company ended the year with:

17% ORGANIC REVENUE GROWTH	$1.1 BILLION TOTAL REVENUES

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In the last ten years, we have acquired or agreed to acquire 19 companies. We continue to diversify in many adjacent life science areas that we expect will provide accelerated growth and stability for investors, including most notably cell and gene therapy. Our acquisitions are fundamental to our growth plans and, we believe, enable us to meet or exceed our long-term strategic targets.

At the same time, we continue to focus on investing in the core of our business, as well as maintaining operational productivity, managing costs, and investing prudently. As a result, at the end of fiscal year we achieved the following financial results:

REVENUES
(in millions)

$563
$643
$714
$739
$931
$1,106
FY 2017
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022

1-YEAR	5-YEARS (ANNUALIZED)
18.8%	14.5%

ADJUSTED OPERATING INCOME
(in millions)

$208
$239
$244
$246
$364
$421
FY 2017
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022

1-YEAR	5-YEARS (ANNUALIZED)
15.8%	15.1%

CASH FROM OPERATIONS
(in millions)

$144
$170
$182
$205
$352
$325
FY 2017
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022

1-YEAR	5-YEARS (ANNUALIZED)
-7.6%	17.7%

TOTAL SHAREHOLDER RETURNS*

-22.8%	19.0%	24.9%
1-YEAR	3-YEAR	5-YEAR

* 3-year and 5-year represent annualized figures

$6.63
GAAP EARNINGS
PER DILUTED SHARE

$50M
Dividends
$161M
Share Buybacks
approximately
$211M
returned to
shareholders

Incentive Payouts Reflected Outstanding Business Performance

Our Compensation Committee aligns pay with performance and strategic initiatives by tying a significant portion of our long- and short-term incentive awards to rigorous revenue- and earnings-based financial goals.

Despite unprecedented supply chain and shipping disruptions and the impact of the war in Ukraine—most notably the increase in fuel prices and inflationary business environment—our leadership, and our entire team, had another excellent year.

Management and the Compensation Committee expanded the pool of employees who were eligible for bonuses this year. As a result, of those employees who were not commission eligible, almost

93%

OF BIO-TECHNE’S U.S. EMPLOYEES, RECEIVED AN ANNUAL BONUS.

Similarly, the Compensation Committee confirmed that management was entitled to receive the maximum bonus for corporate-wide performance based on the Company’s

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multi-year performance that significantly exceeded the annual operating plan and target metrics. Long-term equity awards granted in 2019 also vested at the maximum of 150% of target.

How Our Pay Program Works

Our executive compensation program includes several elements that are tailored to reward specific aspects of Company and business-line performance that the Board believes are central to meeting key business objectives and delivering long-term shareholder value. In particular, we strive to align executive compensation with our key strategic objectives: building core products and innovation, geographic expansion, commercial execution, operational excellence, and talent retention and recruitment.

Base Salary	• Set to be competitive in the marketplace
• Adjusted when the Compensation Committee determines an increase is warranted due to a change in responsibilities, demonstrated performance, or relevant market data
Short-Term Incentives	• Earned based on performance against goals for Company-wide (and for some executives, segment) organic revenue and adjusted operating income
Long-Term Incentives	• Incentivize executives to deliver long-term shareholder value • Provide a retention vehicle • Typically in the form of share options and RSUs

Target Pay

Our executive compensation packages are heavily weighted to variable, at-risk pay in order to align pay with performance, as shown below. The Compensation Committee does not have any formal policies for allocating total compensation among the various components. Instead, the Compensation Committee uses its judgment, in consultation with its independent compensation consultant, to establish a mix of short-term, and long-term incentive compensation, and cash and equity compensation for each NEO. The balance among the components may change from year to year based on corporate strategy and objectives, among other considerations. For fiscal year 2022, our NEOs had the following target pay mix:

Best Practices in Compensation Governance

Bio-Techne maintains a number of best practices with respect to compensation that we believe encourage actions that are in the long-term interests of our shareholders and the Company.

Pay for performance. Approximately 91% of the CEO’s target direct compensation, and 81% of target direct compensation for the other NEOs, was directly or indirectly tied to Company performance.
Emphasize long-term performance. Approximately 77% of our CEO’s target direct compensation (73% for our other NEOs) is equity-based with multi-year vesting.
Sound financial goals. Financial goals for incentive plans are based on targets that are challenging but achievable.
Double-trigger vesting provisions. Equity awards do not automatically vest due to a change in control unless there is also a qualifying termination of employment.

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Robust stock ownership requirements. The CEO must own shares valued at 6x his base salary and the other executive officers must hold shares valued at 3x their respective base salaries.
No hedging or pledging. Directors and executive officers may not hedge Company securities and, subject to limited exceptions, may not pledge Company securities as collateral for any loan.
No repricing of stock options or stock appreciation rights. Any re-pricing or exchange would require shareholder approval.
Mitigate undue risk. We annually review all incentive programs for material risk.
Engage independent consultants. The Compensation Committee engages independent compensation and legal consultants.
No golden parachute tax gross-ups. Our agreements with executive officers have never included golden parachute tax gross-ups.

Addressing Shareholder Concerns

At our 2021 Annual Meeting of Shareholders, approximately 55% of our shareholders supported our “say-on-pay” proposal, while 45% expressed their concerns by voting against our proposal. This was a disappointing decline in approval from the 2019 and 2020 support of over 95%. As described in “Corporate Governance—Shareholder Engagement” above, we conducted an extensive engagement with our shareholders both before and after the meeting specifically to listen to concerns about executive compensation. While many continued to express strong support for management and the Company based on our excellent historical financial performance, some did identify features of the executive compensation program they thought could be modified or implemented differently.

Before setting compensation for fiscal year 2023, the Compensation Committee had extensive discussions regarding these shareholder perspectives and made some responsive adjustments to the Company’s compensation programs. The primary concerns and the Company’s responses are summarized below.

Concern: CEO Pay is Not Aligned to Performance

Response: Since Chuck Kummeth became the CEO in 2013, the Company has grown significantly. While reported CEO pay has increased over the years as Mr. Kummeth’s leadership has been proven, total shareholder return has increased at a far faster pace, reaching an annualized rate of approximately 25% for the past 5 years. Nonetheless, as Mr. Kummeth nears the end of his tenure as CEO and the Compensation Committee and Board work to identify his successor, the Compensation Committee will carefully consider the new CEO’s compensation structure to ensure it reflects shareholder concerns.

Concern: Bio-Techne’s Financial Success is Not Shared with the Broader Employee Population

Response: Over the past several years, management has recommended and the Compensation Committee has approved awards to a greater percentage of the workforce, including the following:

•	Extended annual cash bonuses to managers at all levels
•	Extended annual cash bonuses to all non-managerial exempt employees (other than commission-based employees) in the U.S.
•	Added annual retention bonus for non-exempt hourly workers in the U.S.
•	Expanded the eligibility to receive discretionary equity grants to all exempt employees, based on exceptional performance or other factors
•	Issued equity grants to sales team members who met or exceeded their annual sales targets

Concern: The Fiscal Year 2021 Supplemental Time- and Performance-Based Grants Were Inappropriate

Response: In June 2020, the Compensation Committee issued supplemental grants related to the Company’s rapid development, marketing, and sale of Covid-19 products in response to the pandemic. As we explained in our 2021 Proxy Statement and during shareholder engagement meetings, these supplemental grants were issued at the height of the pandemic to reflect the extraordinary effort required to initiate development of Covid-19-related products and to ensure that our talented executive team remained in place to steer the Company through an unprecedented business environment. The Compensation Committee has no plans to issue similar grants in the future. Moreover, the performance-based supplemental grants are unlikely to vest, as our Covid-19 products have not sold at the projected levels.

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Concern: The Company Uses Similar Measures for Both Long- and Short-Term Incentive Compensation

Response: For the past eight years, the Compensation Committee has maintained a consistent executive compensation structure that includes an annual cash bonus based on one-year organic revenue and adjusted operating income targets and a performance equity grant based on three-year achievement of the same types of measures. Some shareholders expressed concern that the targets are similar, and others suggested we adopt a relative performance measure. These concerns and suggestions are not new; the Compensation Committee has revisited this issue frequently, including recently in response to the say-on-pay vote. With each review, the Compensation Committee remains confident that revenue growth and profitability are the best measures of business success and shareholder value creation.

•	First, the Compensation Committee believes that a company’s financial performance (both currently and consistently over the long term) is what drives shareholder value creation. For this reason, management has reviewed these financial metrics in nearly every investor presentation for the nine years that Mr. Kummeth has been CEO. Moreover, for Bio-Techne, long-term organic revenue growth and operational profitability are the two financial metrics over which management has the most control.
•	Second, for a company like Bio-Techne that has an active M&A strategy, the Compensation Committee believes typical return measures such as ROIC tend to fluctuate significantly as acquisitions close or are integrated, making it a difficult measure to determine in the years immediately following an acquisition.
•	Third, the Compensation Committee determined that typical relative measures such as relative TSR are difficult given the lack of true peers.

Taking these factors into consideration, the Compensation Committee has determined that continuing to use a compensation structure that incentivizes executives to achieve both short- and long-term organic revenue and adjusted operating income goals remains the best way to maintain and increase shareholder value. However, as described below in the section titled “CEO Transition in 2024,” the Compensation Committee implemented an alternative compensation structure for Mr. Kummeth for the next two years.

Concern: The Company Doesn’t Have a Written Compensation Recoupment (“Clawback”) Policy

Response: The Compensation Committee has long intended to adopt a clawback policy that will comply with regulations the SEC expects to adopt. However, because the timing of those regulations remains uncertain, the Compensation Committee decided to move forward and finalize a policy despite the absence of regulatory guidance. Bio-Techne adopted a clawback policy in July 2022 that covers all executive officers and gives the Company discretion to seek recoupment of incentive payments within twelve months of a material restatement if the compensation calculated on the restated financial results would have been materially lower.

CEO Transition in 2024

As previously disclosed, our CEO, Mr. Kummeth, has announced his intention to retire on June 30, 2024. As part of the retirement planning and succession discussions, the Board and the Compensation Committee discussed compensation structures that would encourage Mr. Kummeth to remain—and remain motivated—through the next two fiscal years and appropriately compensate him during that time. The Compensation Committee, in consultation with the full Board, concluded it is in the best interests of the Company and our shareholders to retain Mr. Kummeth in his current role as CEO to the end of fiscal year 2024 to help ensure the development and implementation of an effective succession plan, particularly given his long-term leadership and the Company’s performance during his tenure.

The Compensation Committee entered into CEO Compensation discussions with Aon Human Capital Solutions Practice (“Aon”), the Compensation Committee’s independent consultant, the Board, and Mr. Kummeth. Following these discussions, the Compensation Committee set compensation for Mr. Kummeth for fiscal years 2023 and 2024 as follows:

•	Base salary will remain the same as in fiscal year 2022 for his remaining tenure as CEO;
•	Bonus percentage will remain the same as in fiscal year 2022 for his remaining tenure as CEO; and
•	Annual time-based equity grants in each year will consist of restricted stock units having an aggregate value of $5,000,000 on the grant date.

In addition, the Compensation Committee awarded Mr. Kummeth a performance-based option grant with the following terms:

•	200,000 options at target
•	half vest after fiscal year 2023 based upon achievement of year-over-year organic revenue growth percentage
•	half vest after fiscal year 2024 based upon achievement of year-over-year organic revenue growth percentage

This performance-based stock option grant represents two years’ worth of stock option grants. No additional stock option grants (time-based and/or performance-based) will be granted to Mr. Kummeth in fiscal year 2023 or fiscal year 2024.

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Compensation Philosophy and Objectives

The Compensation Committee reviews and approves each executive’s compensation annually and is responsible for ensuring that compensation for the executive officers is consistent with our objectives: attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity. These compensation objectives inform the Compensation Committee’s decisions about the appropriate level for each compensation component for each NEO. The Committee’s philosophy is that executive compensation should be market-competitive and should emphasize at-risk cash bonus opportunities and equity compensation that reflect the Company’s performance goals and are commensurate with each executive’s scope of responsibility.

The target-setting process for our incentive plans is intended to align pay with performance and long-term shareholder interests. The Company’s business planning process and strategic direction are foundational to this effort. Bio-Techne’s business planning process, which is determined by the overall business environment, industry and competitive factors, and our goals and strategies, drives our annual operating plan and establishes our long-term financial, operational, and strategic objectives.

Key Considerations in Development of Annual and Long-Term Goals

Business Environment		Competitive Factors		Company-Specific Factors
•	Market outlook	•	Industry trends	•	Historical trends
•	International trends	•	Competitive landscape	•	Historical performance
•	Analyst expectations	•	Market growth	•	Strategic initiatives
•	Tax policy			•	Capital deployment opportunities
				•	Recent capital deployment decisions

Our Process for Establishing Executive Compensation

Responsibility of the Compensation Committee

The Compensation Committee is responsible for establishing compensation programs for the Company’s CEO and other NEOs and administers the Company’s equity-based and performance-based compensation plans. Accordingly, the Compensation Committee is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Bio-Techne common stock and options to purchase Bio-Techne common stock to all participants under the Company’s equity award plans and to determine all terms and conditions of such awards.

Role of the Chief Executive Officer in Compensation Decisions

The Compensation Committee annually assesses the base compensation and the potential variable compensation that the NEOs will be eligible to earn if they achieve the Company’s financial targets. As part of this assessment, the CEO makes recommendations regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, compensation levels for similar positions in our industry and geographic location, and other factors the CEO considers important in establishing competitive compensation for the other executives. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; that executive bonuses should be based on performance; and that long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s share price.

The Compensation Committee discusses the CEO’s recommendations and may accept or adjust them based on its own assessment of Company strategic goals, executive responsibilities, and internal pay equity, and its independent review of local comparative data for all industries. The executives are not present during the Compensation Committee’s final discussion and determination of the type and amount of compensation to be paid.

Role of Consultant

The Compensation Committee has retained Aon as its independent outside compensation consultant since 2013 because the Committee believes that working with an independent compensation consultant furthers the objectives of the Company’s compensation program. In this capacity for fiscal year 2022, Aon provided the Compensation Committee with a peer group analysis and helped the Committee structure the compensation program for the CEO and other executive officers. Aon did not provide any other services to the Company during fiscal year 2022.

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The Compensation Committee annually evaluates Aon’s independence and performance under the applicable Nasdaq listing standards, and has sole authority to retain or replace its independent compensation consultants. In fiscal year 2022, the Compensation Committee determined that Aon continued to be independent under applicable Nasdaq listing standards.

Use of a Peer Group

The Compensation Committee refers to a comparative group of life sciences companies when evaluating executive compensation. It is not possible to compile a peer group of companies that directly compete with the Company, as competitors tend to be significantly larger or much smaller and with a narrower product portfolio. However, the companies identified for inclusion in the comparative group operate in the same general industry, and the Compensation Committee believes such companies compete for a similar pool of executive talent.

Furthermore, the peer companies are similar to the Company with regard to market capitalization and one or more of the following measures: operating income, revenue, and total shareholder return. While shareholders and advisory groups sometimes rely solely on industry classification and revenue to assess whether a peer group is appropriate, the Compensation Committee believes that using operating income, market capitalization, and total shareholder return are also beneficial because these metrics directly relate to the creation of shareholder value and provide a better measure of the Company’s place in the market than revenue alone. This is especially true because Bio-Techne is a high-growth company. Anticipating continued strong growth, the Compensation Committee strives to attract and retain executives who are able to not only manage the Company as it exists today, but also as it continues to grow organically and through acquisitions in the future. For that reason, the Compensation Committee has determined that market capitalization is the primary metric for identifying industry peers, but operating income, revenue, and total shareholder return are used as supplemental metrics.

Our compensation peer group serves as one data point when executive pay packages are set. Although useful as a reference, the Compensation Committee does not target any percentile within this peer group as a specific objective. Instead, compensation decisions are based on the full consideration of many factors, including individual and Company performance, market data, internal equity, experience, strategic needs, and responsibilities.

In advance of setting fiscal year 2022 compensation opportunities for the NEOs, the Compensation Committee, with the assistance of Aon, reviewed the peer group to ensure the constituents remained reasonable for pay and performance comparisons. Based on the review, the Compensation Committee made small modifications to the peer group. NuVasive, Inc. was removed due to both small size and poor performance relative to peers. Conversely, Avantor and Natera were added because they both fit within the industry, their market capitalization and revenues were somewhat close, and they are both high-growth and high-performing companies, similar to Bio-Techne.

For compensation decisions for fiscal year 2022, our peer group consisted of the following companies:
• ABIOMED, Inc. • Align Technology, Inc. • Alkermes plc • Avantor, Inc. • Bio-Rad Laboratories, Inc. • EXACT Sciences Corporation • Globus Medical, Inc. • Haemonetics Corporation • IDEXX Laboratories	• Integra LifeSciences Holdings Corp • Insulet Corporation • Masimo Corporation • Natera, Inc. • PerkinElmer, Inc. • QIAGEN N.V • Repligen Corporation • Seagen, Inc.

Peer Group Measures
(at the time median was confirmed)

•  Market capitalization

•  Peer Median: $14.41 billion

•  Bio-Techne’s Position: 59th percentile

•  Revenues

•  Peer Median: $1.1 billion (trailing four quarters)

•  Bio-Techne’s Position: 19th percentile

•  Operating Income

•  Peer Median: $231 million (trailing four quarters)

•  Bio-Techne’s Position: 42nd percentile

•  Annualized 3-Year TSR

•  Peer Median: 29.3%

•  Bio-Techne’s Position: 87th percentile

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Elements of the 2022 Compensation Program

The Company’s executive compensation program consists of base salaries, annual cash performance bonuses, long-term equity awards, and various benefits, including a Profit Sharing and Savings Plan in which all qualified Company employees participate. The table below shows the link between each element and our goal of creating shareholder value.

Pay Element	Alignment with Shareholder Value Creation
Base Salary	•	Attracts and retains high-performing executives by providing market-competitive fixed pay
Annual Cash Incentive	•	Drives Company-wide and segment performance
	•	Focuses efforts on growing revenue and earnings and achieving strategic business goals
Long-Term Equity Awards	•	Encourages executives to be, and to think like, shareholders
	•	Motivates executives to deliver sustained long-term growth to the business and to the Company’s share price
	•	Retains high-performing executives by providing a meaningful incentive to stay with the Company
Other Compensation and Benefits	•	Attracts and retains high-performing executives by offering competitive benefits

Base Salary

Base salary—the only fixed component of our executive officers’ direct compensation—provides competitive pay to attract and retain our talented executives. Annual salary decisions for each NEO are made after considering competitive data, the skills and experience the NEO brings to the Company, the length of time the NEO has been with the Company, and the performance contributions the NEO makes. Base salaries were adjusted in fiscal year 2022 primarily to reflect the executives’ outstanding performance and the resulting growth in the Company’s revenues, market capitalization, and shareholder return.

Our NEOs received the following base salaries for fiscal year 2022:

Named Executive Officer	2021 ($)	2022 ($)	% Change
Charles Kummeth	$1,116,000	$1,183,000	6.0%
James Hippel	600,500	636,600	6.0%
William Geist*	N/A	500,000	N/A
Kim Kelderman	530,000	561,800	6.0%
Brenda Furlow	503,500	533,700	6.0%
David Eansor*	585,120	620,200	6.0%

*	Salaries for both Mr. Eansor and Mr. Geist were pro-rated to reflect a partial year of employment.

Annual Cash Incentives

Executives are eligible to receive cash performance bonuses under the Company’s Short-Term Incentive Plan based on the Company’s achievement of predetermined, objective performance targets. These challenging targets are set each year to incentivize the executives to focus attention on strategically important goals.

Unless the Compensation Committee decides otherwise, participants must be employed on the last day of the fiscal year to receive any portion of their annual cash incentive payment.

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Fiscal Year 2022 Target Bonus Amounts

The Compensation Committee assigned a target bonus opportunity for each NEO, expressed as a percentage of base salary, as shown below.

Executive	2022 Base Salary ($)	Target Annual Incentives (as % of base salary)	Target Annual Incentives ($)
Charles Kummeth	$1,183,000	160%	$1,892,800
James Hippel	636,600	100%	636,600
William Geist	500,000	85%	425,000
Kim Kelderman	561,800	90%	505,620
Brenda Furlow	533,700	85%	453,645
David Eansor	620,200	90%	558,180

As shown in the next section, executives may earn between zero and 200% of their target bonus opportunities based on achievement against the applicable performance goals.

Fiscal Year 2022 Performance Metrics

For fiscal year 2022, the annual bonus plan was again based upon consolidated adjusted operating income results and consolidated organic revenue results for the Company, and, for NEOs who lead our reporting segments, adjusted operating income and organic revenue results for their respective segments. The Compensation Committee used this approach to align pay with performance over which each executive has significant influence. However, at least one-half of each NEO’s annual bonus plan payout is based on corporate performance to drive enterprise-wide behaviors.

Our NEOs had the following weightings for their respective annual incentive opportunities:

	Company-Wide Goals		Segment Goals
Executive	Organic Revenue*	Adjusted Operating Income**	Adjusted Operating Income	Organic Revenue
Charles Kummeth	50%	50%	0%	0%
James Hippel	50%	50%	0%	0%
William Geist (Protein Sciences segment)	25%	25%	25%	25%
Kim Kelderman (Diagnostics and Genomics segment)	25%	25%	25%	25%
Brenda Furlow	50%	50%	0%	0%
David Eansor (Protein Sciences segment)	25%	25%	25%	25%
*	Targets for the Company’s organic revenue for management’s incentive plan exclude foreign currency impacts and acquisition-related revenues. Our externally reported organic revenue excludes all revenue prior to 12 months from the acquisition date.
**	The Company’s adjusted operating income target for management’s incentive plan excludes the impact of foreign currency translation; certain acquisitions and acquisition-related amortization, costs, and expenses; share-based compensation expense; non-recurring litigation expenses; and other unusual items in the discretion of the Compensation Committee. While these adjustments are closely aligned to our external operating results, there are some minor differences in our reported adjusted operating income and the adjusted operating income used for management’s incentive plan.

The range of possible payouts for the Company and segment performance metrics for fiscal year 2022 are shown below.

	Company Revenue Goals		Company Operating Income Goals
Performance Level	Performance Achievement ($)	Payout Range (% of target award opportunity)	Performance Achievement ($)	Payout Range (% of target award opportunity)
Threshold	$1,035.3M	50%	$379.2M	50%
Target	1,067.3M	100%	399.2M	100%
Maximum	1,099.4M	200%	419.1M	200%

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	Protein Sciences Revenue Goals		Protein Sciences Operating Income Goals
Performance Level	Performance Achievement ($)	Payout Range (% of target award opportunity)	Performance Achievement ($)	Payout Range (% of target award opportunity)
Threshold	$761.8M	50%	$338.6M	50%
Target	785.3M	100%	356.5M	100%
Maximum	808.9M	200%	374.3M	200%

	Diagnostics & Genomics Revenue Goals		Diagnostics & Genomics Operating Income Goals
Performance Level	Performance Achievement ($)	Payout Range (% of target award opportunity)	Performance Achievement ($)	Payout Range (% of target award opportunity)
Threshold	$274.6M	50%	$46.5M	50%
Target	283.1M	100%	48.9M	100%
Maximum	291.6M	200%	51.3M	200%

The payout percentage for each executive is the sum of the weighted payouts for each applicable metric.

The Compensation Committee retains the discretion to determine the bonus amounts and criteria for any new participants and to adjust them from time to time, including adjusting bonus payouts to reflect unexpected circumstances that were not taken into account when bonus targets were set.

Fiscal Year 2022 Earned Incentives

As described above, despite the disruptions and challenges caused by the pandemic, the Company had excellent financial results that in most cases substantially exceeded target for those being paid.

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Payouts under the Short-Term Incentive Plan for fiscal year 2022 for our NEOs were as follows:

	FY 2022 Opportunity	Actual
Executive	Target Annual Incentives ($)	2022 Earned Award ($)	As a % of Target
Charles Kummeth	$1,892,800	$3,785,600	200%
James Hippel	636,600	1,273,200	200%
William Geist*	425,000	425,000	200%
Kim Kelderman	505,620	766,520	151.6%
Brenda Furlow	453,645	907,290	200%
David Eansor*	558,180	745,729	200%
*	Mr. Eansor’s and Mr. Geist’s bonuses were based on pro-rated base salaries to reflect their partial year of employment.

Cash bonus performance payments for the NEOs are reflected in the 2022 Summary Compensation Table. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for fiscal year 2022.

Long-Term Incentive Compensation Awarded in Fiscal Year 2022

Long-term incentive compensation is a critical component of our executive compensation program. This element of compensation serves to align our executives’ financial interests with sustained shareholder value creation and long-term Company financial results. It also functions as an important retention tool and helps us position our NEOs’ total pay within range of the competitive median of our compensation peer group.

Fiscal Year 2022 Long-Term Incentive Grants

For the past eight years, Bio-Techne NEOs have received a mix of time-based and performance-based equity awards. The target value of the performance-based equity awards generally is divided equally between restricted stock units and stock options. In the first quarter of fiscal year 2022, all of the NEOs received grants of long-term incentive awards in the forms and with the target amounts shown below.

	Stock Options*		Restricted Stock or Restricted Stock Units
		Performance-		Performance-
	Time-based	vesting	Time-based	vesting**
Executive	($)	($)	($)	($)
Charles Kummeth	$2,574,794	$2,574,876	$2,574,846	$2,574,846
James Hippel	1,249,902	624,910	—	624,760
William Geist***	656,366	224,991	666,606	224,879
Kim Kelderman	799,967	399,942	—	399,911
Brenda Furlow	749,892	374,946	—	374,856
David Eansor ****	999,897	499,928		499,808
*	Amounts shown represent the total grant date fair value, and for the performance-based grants, assume target. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022.
**	Cash performance units were also granted solely to compensate executives for dividends that may be granted to shareholders but that are not paid for unvested restricted share units during the three-year performance period. Cash performance awards vest at the same rate as the associated performance-based equity awards.
***	Mr. Geist’s grants were issued February 1, 2022, and were pro-rated to reflect his partial year of employment. If Mr. Geist had been employed for the full year, the value of his performance awards would have been double.
****	Since Mr. Eansor qualified as a retiree under the Bio-Techne 2020 Equity Incentive Plan, his time-based stock options continue to vest. His performance-vesting stock options and restricted stock units were prorated to reflect his partial year of employment. The fair value of the equity awards assuming target are now $111,086 for the stock options and $110,819 for the restricted stock units.

Time-Based Stock Options

The Company’s time-vesting stock option grants generally vest 25% on each of the first four anniversaries of the grant date and have a seven-year term. The Compensation Committee determines the appropriate stock option award values by considering how the value of equity awards will impact each NEO’s total direct compensation, as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the responsibilities and performance of the NEOs, internal equity, the grants made by companies in our compensation peer group and other

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factors the Committee deems relevant. Stock options have value only if the market price of the Company’s stock appreciates between the grant date and the vesting date.

Performance-Vesting Stock Options and RSUs

These grants will vest, or not, based on Bio-Techne’s performance against the consolidated adjusted operating income and consolidated organic revenue goals for fiscal year 2025. For competitive reasons, these performance goals are not disclosed in advance. The Compensation Committee selected these metrics because continued revenue growth is the best long-term driver of consistent cash generation and operating income is an important driver of share price valuation and shareholder expectations. Together, these targets promote long-term achievement of the Company’s strategic objectives.

The following table sets forth the threshold, target, and maximum potential amounts that will vest for our NEOs at the end of fiscal year 2025 under the performance-vested equity awarded for fiscal year 2022.

	Stock Options			Restricted Stock Units(3)
Executive	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Charles Kummeth	1,287,438	2,574,876	3,862,314	1,287,423	2,574,846	3,862,269
James Hippel	312,455	624,910	937,365	312,380	624,760	937,140
William Geist(1)	112,495	224,991	337,486	112,440	224,879	337,319
Kim Kelderman	199,971	399,942	599,914	199,955	399,911	599,866
Brenda Furlow	187,473	374,946	562,419	187,428	374,856	562,284
David Eansor(2)	249,964	499,928	749,892	249,904	499,808	749,712
(1)	Represents performance-based awards granted on February 1, 2022, upon the start of Mr. Geist’s employment with the Company. These amounts were prorated for his time of employment during the year. If Mr. Geist had been employed the full year, each of the values denoted above would be doubled.
(2)	Represents performance-based awards granted on August 6, 2021. Due to Mr. Eansor’s retirement, these amounts have been prorated for his time of employment during the fiscal year. The maximum, target, and threshold values for his performance-based stock options are now $166,629, $111,086, and $55,543, respectively. The maximum, target, and threshold value for his performance-based restricted stock units are now $166,228, $110,819, and $55,409, respectively.
(3)	Executives also received cash performance unit grants to compensate for dividends that may be paid to shareholders during the three-year vesting period, in the following amounts at threshold, target and maximum, respectively: Kummeth — $11,222, $22,445, and $33,667; Hippel — $2,723, $5,446, and $8,169; Geist — $1,176, $2,352, and $3,528; Kelderman — $1,743, $3,486, and $5,229; Furlow — $1,634, $3,267, and $4,901; and Eansor — $2,178, $4,357, and $6,535. Given Mr. Eansor’s retirement, his cash performance unit grants have been prorated and are now $1,452, $973, and $487. Mr. Geist’s award was also prorated for his time of service during the year. If Mr. Geist had been employed for the full year, each of his cash performance unit grants would have been double.

Restricted Stock and Restricted Stock Unit Grants

The time-vested restricted stock awards for the CEO will vest one-third each year over a three-year period. The time-vested restricted stock unit award for Mr. Geist was a one-time new hire grant that vests one-third each year over a three-year period.

Long-Term Incentive Compensation That Vested in Fiscal Year 2022

The long-term performance equity awards granted in fiscal year 2020 vested in August 2022 based on the following performance goals set at the time of grant for fiscal year 2022. Based on an assessment of the Company’s performance relative to these goals, the Compensation Committee determined that the Company substantially exceeded the maximums for both Revenue and Operating Income, resulting in a maximum vesting of 150% of target.

* These amounts exclude the impact of actual foreign currency translation compared to our plan; certain acquisitions and acquisition-related amortization, costs, and expenses; non-recurring litigation expenses; share-based compensation expense; and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for the fiscal year that ended June 30, 2022.

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Compensation Policies and Practices

Clawback Provisions

Our employment agreements with our NEOs provide that we may recoup incentive compensation they receive to the extent required by any law, government regulation, share exchange listing requirement, or Company policy promulgated under such standards. The Compensation Committee recently adopted a policy that covers all executive officers and allows the Company the discretion to seek recoupment of incentive payments within twelve months of a material restatement where the compensation would have been materially lower if the payments had been calculated on restated financial results.

Executive Stock Ownership Guidelines

Our Board recently increased the stock ownership guidelines applicable to all NEOs. The guidelines are expressed as a multiple of base salary, as follows:

Named Executive Officer	Applicable Multiple
President and CEO	6x base salary
Other executive officers	3x base salary

Stock that counts towards the guidelines includes an NEO’s directly owned or beneficially owned stock plus the value of restricted stock or restricted stock units that are issued and outstanding, whether or not vested. NEOs must meet the guideline within five years of becoming an NEO, and must remain in compliance at all times thereafter. All of the NEOs except Mr. Geist, who was recently hired, currently meet the guidelines.

Succession Planning

The Compensation Committee maintains a succession plan for the Company’s executive officers that is reviewed by the full Board of Directors on a periodic basis. As part of its role in succession planning, the Board periodically reviews with the CEO the performance of the CEO’s direct reports, as well as succession plans for each role. The Board also receives formal reports from such individuals and has the opportunity to interact with them in social settings.

As previously disclosed, Mr. Kummeth intends to retire as CEO at the end of fiscal year 2024. The Board has already engaged in discussions concerning a transition in the CEO role, but with this almost two-year notice, the Board will be able to conduct a thorough evaluation of potential candidates to ensure a smooth transition for Mr. Kummeth’s eventual successor.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of an option award. Thus, we may record an expense in one year for awards granted in earlier years. Accounting rules also require cash compensation to be recorded as an expense at the time the obligation is incurred.

While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Compensation Committee Charter.

The Compensation Committee reviewed the Compensation Discussion and Analysis above with management. Based on that review, the Committee approved the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2022 Annual Shareholder Meeting.

Randolph C. Steer (Chair)
Joseph Keegan
Rupert Vessey

Members of the Compensation Committee

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Additional Compensation Disclosures

2022 Summary Compensation Table

The NEOs received compensation for the fiscal years ended June 30, 2022, 2021, and 2020 as set forth in the chart below.

Name and Principal Position	Fiscal Year	Salary(1) ($)		Bonus ($)	Stock Awards(2) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)		All Other Compensation ($)		Total ($)
Charles R. Kummeth President and CEO	2022	$1,183,000		—	$5,149,692	(4)	$5,149,669	(5)	$3,856,735	(6)	$31,452	(7)	$15,370,549
	2021	1,116,000		—	4,599,864	(4)	6,599,940	(5)	3,537,214		36,879		15,889,896
	2020	1,053,000		—	4,310,652	(4)	4,310,748	(5)	1,767,957		41,425		11,483,782
James Hippel Executive Vice President and CFO	2022	636,600		—	624,760	(8)	1,874,812	(9)	1,289,740	(10)	10,117	(11)	4,436,029
	2021	600,500		—	574,849	(8)	2,724,928	(9)	1,095,156		9,445		5,004,878
	2020	566,000		—	502,389	(8)	1,502,483	(9)	576,716		9,470		3,157,058
William Geist President, Protein Sciences	2022	239,600	(23)	—	1,224,789	(24)	674,897	(25)	425,000	(26)	—		2,564,286
	2021	—		—	—		—		—		—		—
	2020	—		—	—		—		—		—		—
Kim Kelderman President, Diagnostics and Genomics	2022	561,800		—	399,911	(17)	1,199,909	(18)	776,445	(19)	9,302	(16)	2,947,367
	2021	530,000		—	359,839	(17)	2,079,987	(18)	908,102		8,389		3,886,317
	2020	500,000		—	301,459	(17)	901,452	(18)	464,000		8,400		2,175,311
Brenda Furlow Executive Vice President and General Counsel	2022	533,700		—	374,856	(20)	1,124,838	(21)	915,560	(22)	9,272	(16)	2,958,226
	2021	503,500		—	299,836	(20)	2,899,923	(21)	761,021		8,396		4,472,676
	2020	475,000		—	251,195	(20)	751,223	(21)	337,841		8,400		1,823,659
David Eansor Former President, Protein Sciences	2022	448,141	(12)	—	499,808	(13)	1,499,825	(14)	757,492	(15)	4,140	(16)	3,209,406
	2021	585,000		—	459,844	(13)	4,379,953	(14)	1,005,360		8,372		6,438,528
	2020	552,000		—	401,988	(13)	1,201,974	(14)	521,387		8,400		2,685,749
(1)	Includes amounts deferred under the Company’s Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(10) of the Internal Revenue Code.
(2)	Amounts shown represent the total grant date fair value of equity-based compensation based on the estimated probable outcome of the performance-based objectives applicable to such awards on the grant date and excluding the effect of estimated forfeitures. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company’s audited financial statements for fiscal year 2022 included in the Company’s Annual Report on Form 10-K.
(3)	Represents cash bonuses earned under the Company’s incentive plans in effect for the applicable year, which are determined and paid in the subsequent fiscal year. Also includes cash performance unit payments vested for the applicable year based on actual performance achieved under the respective year’s performance-based award.
(4)	For 2022, represents 5,344 shares of time-vested restricted stock granted on August 6, 2021, plus performance-based restricted stock units also granted on August 6, 2021. The value of the fiscal year 2022 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $3,862,269. For fiscal year 2021, represents 8,586 shares of time-vested restricted stock granted on August 5, 2020, plus performance-based restricted stock units also granted on August 5, 2020. The value of the fiscal year 2021 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $3,449,898. For fiscal year 2020, represents 11,291 shares of time-vested restricted stock granted on August 7, 2019, plus performance-based restricted stock units also granted on August 7, 2019. The value of the fiscal year 2020 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $3,224,974.
(5)	For 2022, includes one time-vested option and one performance-vested option, both of which were granted on August 6, 2021. The time-vested option grant was to purchase 20,876 shares of Bio-Techne common stock. The value of the 2022 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $3,862,314. For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. One of the time-vested option grants is the annual long-term incentive grant to purchase 38,295 shares, and the other is a supplemental grant to purchase 16,650 shares, each vesting one-third per year over three years. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $3,449,949. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $999,994. As of the date of this proxy statement, the likelihood the target will be achieved is remote. For 2020, includes a time-vested option to purchase 57,150 shares of Bio-Techne common stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $3,224,999.
(6)	Includes a cash bonus of $3,785,600 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $71,135 vested based on actual performance achieved under the 2020 performance-based award.
(7)	Includes $9,000 for 401k match, $3,467 for a supplemental life and disability insurance policy ($2,007 to cover the cost of the premium and $1,461 as a tax reimbursement related to payment for the premium), and $18,985 in dividends paid on unvested restricted stock, which amount was not factored into the grant date fair value of such awards.

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(8)	For 2022, represents shares of performance-based restricted stock units granted on August 6, 2021. The value of the 2022 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $937,140. For 2021, represents shares of performance-based restricted stock units also granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $862,274. For 2020, represents shares of performance-based restricted stock units also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $749,835.
(9)	For 2022, includes one time-vested option and one performance-vested option, both of which were granted on August 6, 2021. The time-vested option grant was to purchase 10,134 shares of Bio-Techne common stock. The value of the 2022 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $937,365. For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. For the time-vested option grants, one is the annual long-term incentive grant to purchase 19,147 shares, and the other is a supplemental grant to purchase 8,325 shares, each vesting one-third per year over three years. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $862,457. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $499,997. As of the date of this proxy statement, the likelihood the target will be achieved is remote. For 2020, includes a time-vested option to purchase 26,581 shares of Bio-Techne common stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $749,998.
(10)	Includes a cash bonus of $1,273,200 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $16,540 vested based on actual performance achieved under the 2020 performance-based award.
(11)	Includes $9,375 for 401k match and $742 for a supplemental life and disability insurance policy ($725 to cover the cost of the premium and $17 as a tax reimbursement related to payment for the premium).
(12)	For 2022, represents base salary prorated for actual employment from the start of the year through Mr. Eansor’s retirement date. The annualized amount for 2022 is $620,200.
(13)	For 2022, represents shares of performance-based restricted stock units granted on August 6, 2021. The value of the 2022 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $749,712. Due to retirement, the value of the actual performance-based award to be paid out is $110,819 assuming target performance is achieved. The actual value of the performance-based award assuming the highest level of performance conditions will be achieved is $166,228. For 2021, represents shares of performance-based restricted stock units granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $689,765. Due to retirement, the value of the actual performance-based award to be paid out is $383,054 assuming the highest level of performance conditions will be achieved. For 2020, represents shares of performance-based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $599,982. Due to retirement, the value of the actual performance-based award to be paid out is $533,148 assuming the highest level of performance conditions will be achieved.
(14)	For 2022, includes one time-vested option and one performance-vested option, both of which were granted on August 6, 2021. The time-vested option grant was to purchase 8,107 shares of Bio-Techne common stock. As Mr. Eansor was of retirement age at the time of his retirement, he remains eligible for the amount of time-vested options granted and has 7 years to exercise. The value of the 2022 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $749,892. This performance-based award was prorated at the time of retirement and is valued at $111,086. Assuming the highest level of performance conditions will be achieved, the performance-based award is valued at $166,629. For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. For the time-vested option grants, one is the annual long-term incentive grant to purchase 15,318 shares, and the other is a supplemental grant to purchase 24,975 shares, each vesting one-third per year over three years. As Mr. Eansor was of retirement age at the time of his retirement, he remains eligible for the amount of time-vested options granted and has 7 years to exercise. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $689,966. This performance-based award was prorated at the time of retirement and is valued at $383,301, assuming the highest level of performance conditions will be achieved. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $1,499,991. As of the date of this proxy statement, the likelihood the target will be achieved is remote. For 2020, includes a time-vested option to purchase 21,265 shares of Bio-Techne common stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. As Mr. Eansor was of retirement age on the date of his retirement, he remains eligible for the amount of time-vested options granted and has 7 years to exercise. The value of the 2020 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $599,968. This performance-based award was prorated at the time of retirement and is valued at $533,305, assuming the highest level of performance conditions will be achieved.
(15)	Includes a prorated cash bonus of $745,729 earned under the Company’s short-term incentive plan in effect for the applicable year. If Mr. Eansor was employed during the full year, the cash bonus payout would have been $1,116,360. Also includes a cash performance unit payment of $11,764 vested based on actual performance achieved under the 2020 performance-based award. The annualized amount of the cash performance unit payment for employment during the full year is $13,234.
(16)	Represents a 401k match.
(17)	For 2022, represents shares of performance-based restricted stock units granted on August 6, 2021. The value of the 2022 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $599,866. For 2021, represents shares of performance-based restricted stock units granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $539,758. For 2020, represents shares of performance-based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $449,939.
(18)	For 2022, includes one time-vested option and one performance-vested option, both of which were granted on August 6, 2021. The time-vested option grant was to purchase 6,486 shares of Bio-Techne common stock. The value of the 2022 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $599,914. For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. For the time-vested option grants, one is the annual long-term incentive grant to purchase 11,988 shares, and the other is a supplemental grant to purchase 8,325 shares, each vesting one-third per year over three years. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $539,997. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved is $499,997. As of the date of this proxy statement, the likelihood the target will be achieved is remote. For 2020, includes a time-vested option to purchase 15,948 shares of Bio-Techne common stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $499,976.
(19)	Includes a cash bonus of $766,520 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $9,925 vested based on actual performance achieved under the 2020 performance-based award.
(20)	For 2022, represents shares of performance-based restricted stock units granted on August 6, 2021. The value of the 2022 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $562,284. For 2021, represents shares of performance-based restricted stock units granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $449,754. For 2020, represents shares of performance-based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $374,917.

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(21)	For 2022, includes one time-vested option and one performance-vested option, both of which were granted on August 6, 2021. The time-vested option grant was to purchase 6,080 shares of Bio-Techne common stock. The value of the 2022 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $562,419. For 2021, includes three time-vested options and two performance-vested options, four of the five of which were granted on August 5, 2020. For the time-vested option grants made on August 5, 2020, one is the annual long-term incentive grant to purchase 9,990 shares, and the other is a supplemental grant to purchase 8,325 shares, each vesting one-third per year over three years. A third time-vested option to purchase 10,997 shares of Bio-Techne common stock was issued on March 1, 2021, with all shares vesting on August 30, 2022. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $449,967. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $499,997. As of the date of this proxy statement, the likelihood the target will be achieved is remote. For 2020, includes a time-vested option to purchase 13,290 shares of Bio-Techne common stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $374,999.
(22)	Includes a cash bonus of $907,290 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $8,270 vested based on actual performance achieved under the 2020 performance-based award.
(23)	For 2022, represents base salary prorated for actual employment from Mr. Geist’s hire date through the end of the fiscal year. The annualized amount for 2022 is $500,000.
(24)	For 2022, represents 2,490 shares of time-vested restricted stock granted on February 1, 2022, plus performance-based restricted stock units also granted on February 1, 2022. The value of the fiscal year 2022 performance-based award at the grant date assuming the highest level of performance conditions will be achieved is $337,319. As this amount was prorated based on Mr. Geist’s employment agreement for a partial year of service, the value of the fiscal year 2022 performance-based award assuming the highest level of performance conditions will be achieved would have been $674,638.
(25)	For 2022, includes one time-vested option and one performance-vested option, both of which were granted on February 1, 2022. The time-vested option grant was to purchase 3,978 shares of Bio-Techne common stock. If Mr. Geist had been employed with the Company for the full fiscal year, options to purchase 7,956 shares of common stock would have been granted. The value of the 2022 performance-based award at the grant date, assuming the highest level of performance conditions will be achieved, is $337,486. As this amount was prorated based on Mr. Geist’s employment agreement for a partial year of service, the value of the fiscal year 2022 performance-based award assuming the highest level of performance conditions will be achieved would have been $674,973.
(26)	Includes a cash bonus of $425,000 earned under the Company’s short-term incentive plan in effect for the applicable year. The annualized amount of this cash bonus assuming employment for the full year is $850,000.

2022 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the NEOs granted in fiscal year 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares(3) (#)	Options(4) (#)	(per share) ($)	Awards(5) ($)
Charles Kummeth		946,400	1,892,800	$3,785,600
		11,222	22,445	33,667	—	—	—	—	—	—	—
	8/6/2021	—	—	—	2,672	5,344	8,016	—	—	—	2,574,846
	8/6/2021	—	—	—	10,438	20,877	31,315	—	—	481.82	2,574,876
	8/6/2021	—	—	—	—	—	—	—	20,876	481.82	2,574,794
	8/6/2021	—	—	—	—	—	—	5,344	—	—	2,574,846
James Hippel		318,300	636,600	1,273,200	—	—	—	—	—	—	—
		2,723	5,446	8,169	—	—	—	—	—	—	—
	8/6/2021	—	—	—	648	1,297	1,945	—	—	—	624,760
	8/6/2021	—	—	—	2,533	5,067	7,600	—	—	481.82	624,910
	8/6/2021	—	—	—	—	—	—	—	10,134	481.82	1,249,902
William Geist(6)		212,500	425,000	850,000	—	—	—	—	—	—	—
		1,176	2,352	3,528	—	—	—	—	—	—	—
	2/1/2022	—	—	—	280	560	840	—	—	—	224,879
	2/1/2022	—	—	—	995	1,989	2,984	—	—	401.57	224,991
	2/1/2022	—	—	—	—	—	—	—	3,978	401.57	449,406
	2/1/2022	—	—	—	—	—	—	2,490	—	—	999,909

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares(3) (#)	Options(4) (#)	(per share) ($)	Awards(5) ($)
Kim Kelderman		252,810	505,620	$1,011,240	—	—	—	—	—	—	—
		1,743	3,486	5,229	—	—	—	—	—	—	—
	8/6/2021	—	—	—	415	830	1,245	—	—	—	399,911
	8/6/2021	—	—	—	1,621	3,243	4,864	—	—	481.82	399,942
	8/6/2021	—	—	—	—	—	—	—	6,486	481.82	799,967
Brenda Furlow		226,823	453,645	907,290	—	—	—	—	—	—	—
		1,634	3,267	4,901	—	—	—	—	—	—	—
	8/6/2021	—	—	—	389	778	1,167	—	—	—	374,856
	8/6/2021	—	—	—	1,520	3,040	4,560	—	—	481.82	374,946
	8/6/2021	—	—	—	—	—	—	—	6,080	481.82	749,892
David Eansor(7)		279,090	558,180	1,116,360	—	—	—	—	—	—	—
		1,176	4,357	6,535	—	—	—	—	—	—	—
	8/6/2021	—	—	—	519	1,037	1,556	—	—	—	499,808
	8/6/2021	—	—	—	2,027	4,053	6,080	—	—	481.82	499,928
	8/6/2021	—	—	—	—	—	—	—	8,107	481.82	999,897
(1)	Row 1 for each NEO represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for fiscal year 2022 and would have been paid in fiscal year 2023. On July 28, 2022, the Compensation Committee approved the following bonuses: Mr. Kummeth--$3,785,600; Mr. Hippel-- $1,273,200; Mr. Eansor--$1,116,360 (prorated for a partial year of service); Mr. Kelderman--$766,520; Ms. Furlow--$907,290; and Mr. Geist--$850,000 (prorated for a partial year of service). Row 2 for each NEO represents performance-based cash units granted during the fiscal year under the Company’s 2020 Equity Incentive Plan. Such awards will vest if the Company achieves threshold, target, or maximum consolidated adjusted operating income and adjusted revenue growth goals in fiscal year 2024.
(2)	Represents the number of performance-based equity awards granted to the participant NEOs during the fiscal year under the Equity Plan. For each NEO, Row 3 represents performance-based restricted stock units and Row 4 represents performance-based options, which awards will vest if the Company achieves threshold, target, or maximum consolidated adjusted operating income and adjusted revenue growth goals in fiscal year 2024.
(3)	For Mr. Kummeth, represents a restricted stock award granted for the fiscal year under the Company’s Equity Plan. For Mr. Geist, represents a restricted stock unit award granted under the Company’s Equity Plan. The risk of forfeiture for both awards lapses annually in pro-rata increments over a period of three years, beginning on the first anniversary of the grant date.
(4)	Row 5 for each NEO represents the number of time-based stock options granted to the participant during the fiscal year under the Company’s Long-Term Incentive Plan. Such awards vest annually in pro-rata increments over a period of four years from the grant date.
(5)	The fair value of the equity awards is determined pursuant to ASC Topic 718, based on the probable outcome of the performance conditions and excluding the effect of estimated forfeitures. Assumptions used in the calculation of the fair value of the equity awards are described in Note 10 to the Company’s audited financial statements for fiscal year 2022, included in the Company’s Annual Report on Form 10-K.
(6)	Row 1 for Mr. Geist represents the full amount he may have earned if he had been employed for the full year. Given Mr. Geist’s employment agreement, his performance-based cash units and performance-based equity grants and were prorated for his partial year of service. If Mr. Geist had been employed during the full year, his performance-based awards would be double the figures disclosed in the table above.
(7)	Row 2 for Mr. Eansor represents the full amount he may have earned at the time of grant. These performance-based equity awards have been prorated for his time of employment over the next two years. Row 3 represents the performance-based restricted stock units that were granted August 6, 2021. The value of these performance-based restricted stock units has been prorated based on his time of service and are valued at $110,819 based on the probable outcome of the performance conditions. This represents 345 units at maximum, 230 units at target, and 115 units at threshold. Row 4 represents performance-based options. The value of these performance-based options has been prorated based on his time of service and are valued at $111,086 based on the probable outcome of the performance conditions. This represents 1,351 options at maximum, 901 options at target, and 450 units at threshold. Row 5, representing time-based stock options granted, is not impacted by Mr. Eansor’s retirement as he was of retirement age at the end of his employment.

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2022 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options, restricted stock units and restricted stock held by the NEOs on June 30, 2022.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares Units or Other Rights that have not Vested (#)	Market Value of Unearned Shares that have not Vested ($)
Charles Kummeth	08/07/2015	95,346	(1)			$108.49	08/07/2022
	08/18/2016	101,841	(2)			106.59	08/18/2023
	08/18/2016	154,169	(3)			106.59	08/18/2023
	10/26/2017	77,429	(4)			125.05	08/09/2024
	10/26/2017	117,342	(5)			125.05	08/09/2024
	08/08/2018	45,167	(6)	15,055		177.32	08/08/2025
	08/08/2018	90,334	(7)			177.32	08/08/2025
	08/07/2019	28,575	(8)	28,575		190.41	08/07/2026	3,764	(9)	1,304,753
	08/07/2019		(10)	85,725		190.41	08/07/2026		(11)		16,937	5,871,042
	08/05/2020	9,574	(12)	28,721		267.87	08/05/2027	5,724	(13)	1,984,167
	08/05/2020	5,550	(14)		11,100	267.87	08/05/2027
	08/05/2020		(15)		57,442	267.87	08/05/2027		(16)		12,879	4,464,377
	08/05/2020		(17)		16,650	267.87	08/05/2027
	08/06/2021		(18)		20,876	481.82	08/06/2028	5,344	(19)	1,852,444
	08/06/2021		(20)		31,315	481.82	08/06/2028		(21)		8,016	2,778,666
James Hippel	10/26/2017	22,829	(4)			125.05	08/09/2024
	10/26/2017	24,460	(5)			125.05	08/09/2024
	08/08/2018	18,067	(6)	6,022		177.32	08/08/2025
	08/08/2018	18,066	(7)			177.32	08/08/2025
	08/07/2019	13,291	(8)	13,290		190.41	08/07/2026
	08/07/2019		(10)	19,936		190.41	08/07/2026		(11)		3,938	1,365,068
	08/05/2020	4,787	(12)		14,360	267.87	08/05/2027
	08/05/2020	2,775	(14)		5,550	267.87	08/05/2027
	08/05/2020		(15)		14,360	267.87	08/05/2027		(16)		3,219	1,115,834.16
	08/05/2020		(17)		8,325	267.87	08/05/2027
	08/06/2021		(18)		10,134	481.82	08/06/2028
	08/06/2021		(20)		7,600	481.82	08/06/2028		(21)		1,945	674,215
William Geist	02/01/2022		(24)		3,978	401.57	02/01/2029	2,490	(25)	863,134
	02/01/2022		(26)		2,984	401.57	02/01/2029		(27)		840	291,178
Kim Kelderman	05/01/2018	7,511	(22)			150.78	05/01/2025
	08/08/2018	9,033	(6)	3,011		177.32	08/08/2025
	08/08/2018	9,033	(7)			177.32	08/08/2025
	08/07/2019	7,974	(8)	7,974		190.41	08/07/2026
	08/07/2019		(10)	11,961		190.41	08/07/2026		(11)		2,363	819,110
	08/05/2020	2,997	(12)		8,991	267.87	08/05/2027
	08/05/2020	2,775	(14)		5,550	267.87	08/05/2027
	08/05/2020		(15)		8,991	267.87	08/05/2027		(16)		2,015	698,480
	08/05/2020		(17)		8,325	267.87	08/05/2027
	08/06/2021		(18)		6,486	481.82	08/06/2028
	08/06/2021		(20)		4,864	481.82	08/06/2028		(21)		1,245	431,567

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		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares Units or Other Rights that have not Vested (#)	Market Value of Unearned Shares that have not Vested ($)
Brenda Furlow	10/26/2017	9,503	(5)			$125.05	08/09/2024
	08/08/2018	7,340	(6)	2,446		177.32	08/08/2025
	08/08/2018	7,339	(7)			177.32	08/08/2025
	08/07/2019	6,645	(8)	6,645		190.41	08/07/2026
	08/07/2019		(10)	9,968		190.41	08/07/2026		(11)		1,969	682,534
	08/05/2020	2,498	(12)		7,492	267.87	08/05/2027
	08/05/2020	2,775	(14)		5,550	267.87	08/05/2027
	08/05/2020		(15)		7,492	267.87	08/05/2027		(16)		1,679	582,009
	08/05/2020		(17)		8,325	267.87	08/05/2027
	03/01/2021		(23)		10,997	372.44	03/01/2028
	08/06/2021		(18)		6,080	481.82	08/06/2028
	08/06/2021		(20)		4,560	481.82	08/06/2028		(21)		1,167	404,529
David Eansor	08/08/2018	13,550	(6)	4,516		177.32	08/08/2025
	08/08/2018	13,550	(7)			177.32	08/08/2025
	08/07/2019	10,633	(8)	10,632		190.41	08/07/2026
	08/07/2019		(10)	14,176		190.41	08/07/2026		(11)		2,800	970,592
	08/05/2020	3,830	(12)		11,488	267.87	08/05/2027
	08/05/2020	8,325	(14)		16,650	267.87	08/05/2027
	08/05/2020		(15)		6,382	267.87	08/05/2027		(16)		1,430	495,695
	08/05/2020		(17)		13,875	267.87	08/05/2027
	08/06/2021		(18)		8,107	481.82	08/06/2028
	08/06/2021		(28)		1,351	481.82	08/06/2028		(29)		345	119,591

(1)	Vested in fiscal year 2019 pursuant to the achievement of certain performance goals.
(2)	Fully vested in fiscal year 2021 pursuant to time-based vesting provisions.
(3)	Fully vested in fiscal year 2020 pursuant to the achievement of certain performance goals.
(4)	Fully vested in fiscal year 2022 pursuant to time-based vesting provisions.
(5)	Vested in fiscal year 2021 pursuant to the achievement of certain performance goals.
(6)	Granted August 8, 2018. Vests ratably on the first four anniversaries of the grant date.
(7)	Vested in fiscal year 2022 pursuant to the achievement of certain performance goals.
(8)	Granted August 7, 2019. Vests ratably on the first four anniversaries of the grant date.
(9)	Restricted stock award granted August 7, 2019. The risk of forfeiture lapses ratably on the first three anniversaries of the grant date.
(10)	Vests in full or in part on August 7, 2022, if certain performance goals are achieved (or such later date as performance is certified).
(11)	Restricted stock units granted August 7, 2019. Shares vest partially or in full pursuant to the achievement of certain performance goals.
(12)	Granted August 5, 2020. Vests ratably on the first four anniversaries of the grant date.
(13)	Restricted stock award granted August 5, 2020. The risk of forfeiture lapses ratably on the first three anniversaries of the grant date.
(14)	Granted August 5, 2020. Vests ratably on the first three anniversaries of the grant date.
(15)	Vests in full or in part on August 5, 2023, if certain performance goals are achieved (or such later date as performance is certified).
(16)	Restricted stock units granted August 5, 2020. Shares vest partially or in full pursuant to the achievement of certain performance goals.
(17)	Granted August 5, 2020. Vests in full if a revenue target for COVID-19 products is achieved.
(18)	Granted August 6, 2021. Vests ratably on the first four anniversaries of the grant date.
(19)	Restricted stock award granted August 6, 2021. The risk of forfeiture lapses ratably on the first three anniversaries.
(20)	Vests in full or in part on August 6, 2024, if certain performance goals are achieved (or such later date as performance is certified).
(21)	Restricted stock units granted August 6, 2021. Shares vest partially or in full pursuant to the achievement of certain performance goals.
(22)	Fully vested in fiscal year 2022 pursuant to time-based vesting provisions.
(23)	Granted March 1, 2021. Vests in full on August 30, 2022.
(24)	Granted February 1, 2022. Vests ratably on the first four anniversaries of the grant date.
(25)	Restricted stock units granted February 1, 2022. The risk of forfeiture lapses ratably on the first three anniversaries.
(26)	Vests in full or in part on February 1, 2025, if certain performance goals are achieved (or such later date as performance is certified).
(27)	Restricted stock units granted February 1, 2022. Shares vest partially or in full pursuant to the achievement of certain performance goals.
(28)	Vests in full or in part on August 6, 2024, if certain performance goals are achieved (or such later date as performance is certified). This has been prorated for Mr. Eansor’s time of service during fiscal year 2022.
(29)	Restricted stock units granted August 6, 2021. Shares vest partially or in full pursuant to the achievement of certain performance goals. This has been prorated for Mr. Eansor’s time of service during fiscal year 2022.

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2022 Option Exercises and Stock Vested

The following table shows options exercised by the NEOs during fiscal year 2022 and each vesting of shares, including restricted stock and restricted stock units during fiscal year 2022, for each of the NEOs on an aggregated basis. The value realized on exercise of option awards is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options. The value realized on vesting of stock awards is equal to the market price of the underlying shares at the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Kummeth(1)	81,254	$ 31,638,465	27,303	$13,180,403
James Hippel	39,784	15,156,880	3,383	1,629,997
William Geist	0	0	0	0
Kim Kelderman	2,489	699,551	1,691	814,758
Brenda Furlow	16,208	6,125,977	1,374	662,021
David Eansor	27,958	10,595,130	2,537	1,222,377

(1)	Included within the number of shares acquired on exercise are 42,005 that were withheld by the Company due to net settlement.

Executive Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with our executive officers that outline the compensation and benefits payable to them and specify the payments that may be made upon certain termination events. The descriptions below are qualified in their entirety by reference to the agreements themselves, which have been referenced as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

Compensation Arrangements

The employment agreements with our NEOs provide for base salaries to be reviewed on at least an annual basis by the Compensation Committee, and state that the executives will be eligible to participate in the Company’s Management Incentive Plan. Cash bonuses under the Management Incentive Plan are targeted at a specified percentage of the executive’s base salary, as set by the Compensation Committee each year. Executives also are eligible for periodic long-term equity awards as determined by the Compensation Committee. The employment agreements provide that incentive compensation is subject to recoupment to the extent required by laws or regulations that are applicable to Bio-Techne.

Benefits

Our executives are entitled to participate in all general Bio-Techne benefit plans to the extent eligible to do so based on age, tenure, and title. They also are entitled to receive reimbursement for necessary and reasonable out-of-pocket expenses incurred in connection with performing their employment duties and paid vacation of four weeks per calendar year.

Under the employment agreements with Mr. Kummeth and Mr. Hippel, Bio-Techne provides reimbursement for supplemental life insurance and supplemental short-term and long-term disability insurance in a maximum amount that, when aggregated with coverage provided to them under Bio-Techne’s other benefit plans, is three times the applicable base salary for life insurance and 60% and 70% of applicable base salary for short-term and long-term disability insurance, respectively. The reimbursement amounts provided to Mr. Kummeth and Mr. Hippel also include an additional reasonable gross-up amount to cover taxes incurred by them as a result of such payments.

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Potential Severance Events

Non-Change of Control Events

In the event Bio-Techne terminates an executive’s employment without “cause” or an executive resigns for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to severance in the amount of one year of then-current base salary. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

The employment agreements define “cause” to include: (i) habitual neglect of, or willful or material failure to perform, employment duties; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony; (iv) dishonesty in dealing between the executive and Bio-Techne or between the executive and other Bio-Techne employees; (v) use or misuse of any controlled substance or of alcohol in a manner that adversely affects the executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of Bio-Techne.

The employment agreements define “good reason” to mean: (i) a change in the executive’s reporting responsibilities, titles, or offices that diminish the executive’s responsibility or authority; (ii) a material reduction in the executive’s total compensation from that provided in the executive’s employment agreement; (iii) a requirement imposed by Bio-Techne that results in the executive being based at a location that is outside a 50-mile radius of the executive’s primary work location; or (iv) physical working conditions or requirements that a reasonable person would find intolerable (provided that Bio-Techne has a 30-day right to cure or address such intolerable conditions).

Change of Control Events

If an executive resigns for “good reason” or is terminated upon a “change of control” (as defined in the employment agreement) or within one year thereafter, the executive would be entitled to severance in the amount of two years of then-current base salary (for Mr. Kummeth) or one year of then-current base salary (for all other NEOs), plus in each case the pro-rated value of any cash incentive compensation earned through the date of separation (based on the higher of the target cash incentive compensation amount in either the prior year or the year in which the change of control occurs), the automatic acceleration of vesting of all outstanding equity awards, and the payment of COBRA health insurance premiums for two years (for Mr. Kummeth) or one year (for all other NEOs). Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

For the purpose of the employment agreements, “change of control” generally means: (i) a person, entity, or group becomes the owner of more than 50% of the combined voting power of Bio-Techne’s then-outstanding securities (other than in connection with an equity financing or solely as the result of a repurchase of outstanding shares by Bio-Techne); (ii) a merger, consolidation, or similar transaction occurs and the shareholders of Bio-Techne immediately prior to the event no longer own outstanding voting securities constituting more than 50% of the combined voting power of the surviving entity following the event; or (iii) a sale, lease, or other disposition of substantially all of the total gross value of Bio-Techne’s consolidated assets occurs.

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Quantification of Potential Severance Events as of June 30, 2022

For each named executive officer, the estimated amount of potential payments at June 30, 2022, assuming the executive’s employment terminates pursuant to a covered reason, is as follows:

	Severance Upon Termination Following a Change in Control
Name	Cash Severance Upon Termination Without Cause or Resignation for Good Reason ($)	Cash Severance(1) ($)	Value of Accelerated Equity Awards(2) ($)
Charles Kummeth	$1,183,000	$6,286,872	$47,634,578
James Hippel	636,600	1,964,412	12,720,868
William Geist	500,000	962,931	1,154,311
Kim Kelderman	561,800	1,377,877	8,082,800
Brenda Furlow	533,700	1,476,423	6,951,901
David Eansor	620,200	1,406,685	10,038,355

(1)	Assumes that the triggering event took place on the last business day of FY 2022, and the payout upon termination is equal to the applicable multiple of base salary plus the actual non-equity incentive plan compensation earned for FY 2022, plus the maximum value of unvested cash performance units plus payment of COBRA health insurance premiums for the applicable number of years.
(2)	Assumes that the triggering event took place on the last business day of FY 2022, the price per share of the Company’s securities is the closing market price as of that date ($346.64 for 2022 in comparison to $450.26 for 2021, and $264.07 for 2020), and the payout upon termination is equal to the maximum value of unvested equity awards. Represents the sum of the value of accelerated restricted stock and RSUs, calculated by multiplying the number of restricted stock and RSUs by the price per share on June 30, 2022, plus the value of accelerated option shares, calculated by subtracting the aggregate exercise price from the price per share on June 30, 2022 and multiplying the difference by the number of option shares. Outside of a change in control, performance vesting RSUs and stock options cliff vest three years from the grant date.

Pay Ratio Disclosure

The SEC requires disclosure of the ratio of the annual total compensation received by our CEO compared to the median of the annual total compensation of all of our employees (other than our CEO), commonly referred to as the “pay ratio” disclosure.

In fiscal year 2021 we updated our analysis to identify our median employee for purposes of our pay ratio disclosure. We calculated the annual total compensation of the median employee for fiscal year 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in annual total compensation of $84,964. Our median employee did not receive any equity compensation.

Our CEO, Mr. Kummeth, received annual total compensation for fiscal year 2022 in the amount of $15,370,549 as reflected in the Summary Compensation Table included in this Proxy Statement. Based on this information, we estimate that Mr. Kummeth’s fiscal year 2022 annual total compensation was approximately 181 times the median of the annual total compensation of all employees.

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Proposal 3. Advisory Vote on Executive Compensation

YOUR BOARD RECOMMENDS A VOTE “FOR” SUPPORT OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

Consistent with the results of the shareholder advisory vote held at the 2017 Annual Meeting of Shareholders regarding the frequency of “say-on-pay” votes, the Board has adopted a policy providing for annual say-on-pay advisory votes. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. We urge shareholders to read the Compensation Discussion and Analysis, which discusses our compensation philosophy and explains how the Company’s compensation policies and procedures implement that philosophy. The 2022 Summary Compensation Table and other related tables and narrative disclosure describe the compensation of the Company’s NEOs in fiscal year 2022. The Compensation Committee believes the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals, and that the compensation of the NEOs in fiscal year 2022 reflects and supports these compensation policies and procedures.

We ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2022 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote on named executive officer compensation, commonly referred to as a say-on-pay advisory vote, is not binding on the Board. However, the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

Under applicable Minnesota law and the Company’s Fourth Amended and Restated Bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Share Information

Equity Compensation Plan Information

We currently award stock-based compensation, including stock options and restricted stock units, under the 2020 Equity Incentive Plan. The following table presents information about common stock authorized for issuance under that plan as of June 30, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (# in 000’s)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	3,317	$ 204.82	2,185
Equity compensation plans not approved by shareholders	–	N/A	–
Total	3,317	204.82	2,185

As of September 2 , 2022, there were 1,602,202 shares available for future grants under the 2020 Equity Incentive Plan, and the closing price per share of our common stock was $ 330.03 as reported on The Nasdaq Global Select Market.

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Principal Shareholders

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of August 26, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,426,638	(1)	11.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,348,299	(2)	11.0%

(1)	The Vanguard Group reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 9, 2022. The filing indicates that as of December 31, 2021, The Vanguard Group has sole voting power of no shares, shared voting power over 66,439 shares, sole dispositive power over 4,263,811 shares, and shared dispositive power over 62,827 shares.
(2)	BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the SEC on January 27, 2022. The filing indicates that as of December 31, 2021, BlackRock, Inc. had sole voting power over 3,958,203 shares, shared voting power over no shares, sole dispositive power over 4,348,299 shares, and shared dispositive power over no shares.

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Management Shareholdings

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of September 2, 2022, by each named executive officer, by each director, and by all directors and current executive officers as a group. Other than Charles Kummeth, who beneficially owns 2.6% of total shares outstanding, each individual beneficially owns less than one percent of total shares outstanding, which includes shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 4.4% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned(1)
Charles R. Kummeth	1,005,795	(2)
Robert V. Baumgartner	31,525	(3)
Joseph Keegan, Ph.D.	11,507	(4)
Randolph C. Steer, M.D., Ph.D.	22,725	(5)
Alpna Seth, Ph.D.	30,921	(6)
John L. Higgins	32,378	(7)
Roeland Nusse, Ph.D.	6,484	(8)
Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil	5,966	(9)
Julie L. Bushman	3,175	(10)
David Eansor	90,194	(11)
Kim Kelderman	68,814	(12)
Brenda Furlow	78,246	(13)
James Hippel	159,729	(14)
William Geist	2,490	(15)
Officers and directors as a group (14 persons)	1,744,539	(16)

(1)	Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares underlying restricted share awards that are currently outstanding, shares underlying restricted share units that are currently outstanding and vested, shares underlying options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 2, 2022. Percentage ownership calculations are based on 39,222,639 shares issued and outstanding on September 2, 2022.
(2)	Includes 240,403 shares held directly and 765,392 shares subject to vested but unexercised share options.
(3)	Includes 10,106 shares held directly and 21,419 shares subject to vested but unexercised share options.
(4)	Includes 2,333 shares held directly and 9,174 shares subject to vested but unexercised share options.
(5)	Includes 5,306 shares held directly and 17,419 shares subject to vested but unexercised share options.
(6)	Includes 5,502 shares held directly and 25,419 shares subject to vested but unexercised share options.
(7)	Includes 6,959 shares held directly and 25,419 shares subject to vested but unexercised share options.
(8)	Includes 2,333 shares held directly and 4,151 shares subject to vested but unexercised share options.
(9)	Includes 1,227 shares held directly and 4,739 shares subject to vested but unexercised share options.
(10)	Includes 674 shares held directly and 2,501 shares subject to vested but unexercised share options.
(11)	Includes 2,117 shares held directly and 88,077 shares subject to vested but unexercised share options.
(12)	Includes 3,801 shares held directly and 65,013 shares subject to vested but unexercised share options.
(13)	Includes 9,183 shares held directly , of which 2,660 shares are attributed through trust holdings and 69,063 shares subject to vested but unexercised share options.
(14)	Includes 12,755 shares held directly and 146,974 shares subject to vested but unexercised share options.
(15)	Includes 2,490 shares held directly and no shares subject to vested but unexercised share options.
(16)	Includes 194,590 shares held by the Company’s Stock Bonus Plan as to which the Company’s Board of Directors directs the voting, 305,189 and 1,244,760 shares subject to vested but unexercised share options or options that will vest within 60 days of September 2, 2022.

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Proposal 4. Approve an Amendment to Bio-Techne’s Articles of Incorporation

Proposal 4. The Board of Directors has Deemed it Advisable and in the Best Interests of our Shareholders to Amend the Company’s Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of the Company’s Common Stock from 100,000,000 to 400,000,000 to Effect a 4-for-1 Stock Split

FOR APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

Summary of Articles Amendment

The Board of Directors has deemed it advisable and in the best interests of our shareholders to declare a stock dividend (the “Stock Dividend”) to effect a four-for-one forward split of our common stock (the “Share Split”). The trading price of our common stock has experienced significant growth in the past ten years since our change in executive leadership. The Board regularly evaluates the effect of such growth on the liquidity and marketability of our common stock and believes the considerable appreciation in the trading price makes our common stock unaffordable on a per-share basis to certain of our investors and employees. The closing price of our common stock on June 30, 2022, was $346.64 per share. The Board of Directors believes effecting a four-for-one stock split would make our shares more affordable, attract a broader group of potential investors and employees, and increase liquidity in the trading of shares of our common stock.

At present, our Amended and Restated Articles of Incorporation (“Restated Articles”) authorize the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 undesignated shares, par value $0.01 per share. As of September 2 , 2022, 39,222,639 shares of common stock were issued and outstanding. Of the unissued shares, approximately 1,602,202 shares of common stock were reserved for issuance under our Bio-Techne Corporation 2020 Equity Incentive Plan (the “2020 Plan”), and approximately 114,597 shares of common stock were reserved for issuance under the Bio-Techne Employee Share Purchase Plan (the “ESPP”). All 5,000,000 undesignated shares remain undesignated, and we have not designated or issued any class or series of preferred stock.

On July 28, 2022, subject to approval by our shareholders, the Board of Directors approved the further amendment of our Restated Articles to increase the number of authorized shares of our common stock from 100,000,000 to 400,000,000 (the “Share Increase”) in proportion with the proposed Share Split. The additional shares of common stock authorized in the Share Increase, if and when issued, would have rights identical to our currently authorized common stock. The par value of our common stock will not be affected by the adoption of the Restated Articles.

The Board of Directors recommends that our shareholders approve the amended Restated Articles in order to effect the Share Increase and in turn to allow the Share Split. A copy of the amended Restated Articles is attached as Appendix B to this Proxy Statement.

Share Split

Upon approval of the Restated Articles, including the proposed Share Increase, it is expected that the Board of Directors will declare the Stock Dividend to effect the Share Split and fix a record date and distribution date for such Stock Dividend soon thereafter. While the Board of Directors currently intends that it will declare the Stock Dividend and fix a distribution date that is shortly after the amended Restated Articles become effective, the decision of the Board of Directors as to whether and when to declare and pay the Stock Dividend will be based on a number of factors, including market conditions and existing and expected trading prices for the common stock.

If our shareholders approve the proposed amendment, the Share Increase would become effective upon the filing and effectiveness of the amended Restated Articles with the Secretary of State of the State of Minnesota. However, the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by our shareholders, to elect not to proceed with the Share Increase and Share Split if, at any time prior such filing, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of Bio-Techne and our shareholders to proceed with the Share Increase and Share Split.

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Upon filing and effectiveness of the amended Restated Articles with the Secretary of State of the State of Minnesota effecting the Share Increase and the Company’s issuance of the Stock Dividend to effect the Share Split, the Share Split will be effected without any further action on the part of the holders of shares of our common stock. Book-entries dated as of a date prior to the effective time of the Share Split representing outstanding shares of common stock will, immediately after the effective time of the Share Split, represent a number of shares equal to the same number of shares of common stock as is reflected on the book-entries, multiplied by four.

Following the Share Split, if ultimately implemented, we currently estimate that we will have approximately 156,890,556 shares of common stock outstanding, based on the number of shares of common stock that were issued and outstanding as of the Record Date. We also will have a total of 6,867,196 shares of common stock reserved for issuance under the 2020 Plan and the ESPP, which reflects a proportionate increase in the number of shares of common stock reserved for issuance under such plans.

Effect of Articles Amendment and Share Split

The Board of Directors believes it is in our best interests to increase proportionately the number of authorized shares of common stock so as to accommodate the Share Split and so as to have additional authorized but unissued shares available for issuance in connection with any future share dividends or splits, grants under the 2020 Plan or the ESPP, financings, mergers or acquisitions, and for other general corporate purposes without the delay and expense associated with convening a special shareholders’ meeting or soliciting shareholders’ written consents. Aside from the shares currently reserved or to be reserved for issuance under the 2020 Plan and the ESPP, the Board of Directors has not authorized the issuance of any additional shares of common stock, and there are no current agreements or commitments for the issuance of additional shares.

Shareholders’ current ownership of common stock will not give them automatic rights to purchase any of the additional authorized shares of common stock. If the Restated Articles are adopted, the additional authorized shares of common stock will be available for issuance from time to time at the discretion of the Board of Directors without further action by the shareholders, except where shareholder approval is required by Nasdaq or to obtain favorable tax treatment for certain employee benefit plans. Article III of our Restated Articles authorizes the Board of Directors, without further shareholder approval, to issue preferred shares having such designations, powers, preferences, and rights as may be determined by the Board of Directors. Any future issuance of additional authorized shares of common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued. Issuance of shares of preferred stock would dilute the earnings per share and book value per share of existing shares of common stock. Holders of preferred stock would have such voting rights as may be provided for by law and as determined by the Board of Directors.

A proportional increase in our authorized but unissued shares of common stock as a result of the proposed amendment would also have the benefit of enabling the Board of Directors to issue additional shares of common stock in its discretion from time to time for general corporate purposes. The corporate purposes for which our Board of Directors may issue additional shares of common stock include future acquisitions; capital-raising or financing transactions involving common stock, convertible securities, or other equity securities; stock splits; stock dividends; and current or future equity compensation plans. Our Board of Directors believes the proportionate increase in our authorized but unissued common stock is appropriate to maintain the flexibility currently available to us to issue shares in the future without the potential expense or delay incident to obtaining shareholder approval for any particular issuance. Except for shares of common stock reserved for grants pursuant to our equity compensation plans and shares of common stock expected to be distributed to stockholders to effect the planned Share Split, we do not currently have any other plans, agreements, commitments, or understandings with respect to the issuance of the additional shares (or the currently authorized but unissued shares) of common stock, nor do we currently have any plans, arrangements, commitments, or understandings with respect to the issuance of any shares of preferred stock.

Vote Required

Under applicable Minnesota law and the Company’s Amended and Restated Articles of Incorporation, this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter.

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Proposal 5. Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023

Proposal 5. Ratify the Appointment of KPMG, LLP as the Company’s Independent Registered Public Accounting Firm for the 2023 Fiscal Year

FOR RATIFICATION OF THE APPOINTMENT OF KPMG FOR THE 2023 FISCAL YEAR.

Based on its assessment of the qualifications and performance of KPMG, the Audit Committee has recommended the appointment of KPMG for the 2023 Fiscal Year.

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2023. KPMG LLP has served as the Company’s independent registered public accounting firm since fiscal year 2003. However, the lead partner has rotated on a regular basis, with the current partner serving since fiscal year 2018. A new lead partner will assume responsibilities for Bio-Techne’s audit beginning with fiscal year 2023.

Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain shareholders’ views. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement and respond to any appropriate questions from shareholders.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

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Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the Company’s financial statements; the effectiveness of the Company’s internal control over financial reporting; the qualifications, independence, and performance of the Company’s independent registered public accounting firm; the performance of the Company’s internal audit function; the Company’s compliance with legal and regulatory requirements; and the Company’s major financial risk exposures, including legal, compliance, reputational, and cybersecurity risk. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors, KPMG;
•	reviewed and discussed, with management and KPMG, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s audit of the Company’s internal control over financial reporting;
•	discussed with the Company’s internal audit department and independent auditors the overall scope and plans for their respective audits;
•	discussed with the Company’s independent registered public accounting firm the material required to be discussed by Public Company Accounting Oversight Board Auditing Standards 1301, “Communications with Audit Committees”;
•	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and
•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

The Audit Committee has concluded that KPMG’s provision of non-audit services as described in the table below is compatible with KPMG’s independence.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2023. The Audit Committee evaluates KPMG’s performance at least annually. In evaluating KPMG and determining whether to reappoint the firm as the Company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the firm’s tenure, independence, global capability, and expertise and performance. KPMG has been retained as Bio-Techne’s independent registered public accounting firm continuously since November 2002.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as filed with the SEC.

John L. Higgins (Chair)

Robert V. Baumgartner

Julie L. Bushman

Members of the Audit Committee

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Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2022, and 2021 (in thousands):

	2022 ($)	2021 ($)
Audit Fees	$2,064	$2,065
Audit-Related Fees	10	10
Tax Fees	833	954
All Other Fees	—	—

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of our internal controls over financial reporting.

“Audit-Related Fees” are mainly for agreed-upon procedures (agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory matters).

“Tax Fees” for FY 2022 included fees for services provided and expenses incurred in connection with (i) preparation of the Company’s tax returns in the United States, Canada, Germany and the United Kingdom and inquiries and audits related to such returns, $808,000; and (ii) acquisition related tax consulting, $25,000.

“Tax Fees” for FY 2021 included fees for services provided and expenses incurred in connection with: (i) preparation of the Company’s tax returns in the United States, Canada, Germany and the United Kingdom and inquiries and audits related to such returns, $765,000; and (ii) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements), $189,000.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm, provided that the Committee may delegate to one of more of its members the authority to grant pre-approvals so long as such pre-approvals are reported to and reviewed by the full Committee at its next meeting. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. All of the services rendered by KPMG LLP in fiscal year 2022 and 2021 were pre-approved by the Audit Committee.

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Additional Corporate Governance Matters

Related Party Transactions

As provided in its charter, the Nominations and Governance Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Company’s Code of Ethics and Business Conduct requires all directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Nominations and Governance Committee for review and disposition. Since the beginning of the last fiscal year, there have been no related party transactions requiring disclosure under applicable rules and regulations.

Code of Ethics and Business Conduct and Financial Fraud and Ethics Reporting Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers, and employees. The Company sponsors a financial fraud and ethics reporting hotline that is available to all employees, operated on a confidential basis by a third party, and supervised by the Chief Compliance Officer, with full powers of investigation by the Audit Committee of the Board. The Code of Ethics and Business Conduct is available on our website at http://www.bio-techne. com in the “Investor Relations” section under “Corporate Governance.” We intend to disclose any future amendments to, or waivers for directors and executive officers of, a provision of our Code of Ethics and Business Conduct on our website promptly following any such amendments or waivers.

Shareholder Proposals for 2023 Annual Meeting

SEC Rule 14a-8

The Company must receive shareholder proposals (other than with respect to director nominations) intended to be included in the proxy statement and proxy card relating to the Company’s 2023 Annual Meeting of Shareholders and to be presented at such meeting no later than May 17, 2023. Any such submission must comply with the requirements of Rule 14a-8.

Advance Notice Bylaw

The Company’s Fourth Amended and Restated Bylaws provide that a shareholder may present a proposal or a nominee for director from the floor at the 2023 Annual Meeting, without including such proposal or nominee in the Company’s Proxy Statement, if the Company receives proper written notice and other specified requirements have been met. To be timely, a shareholder’s notice must be received between June 29, 2023, and August 28, 2023. Any such proposal must provide the information required by our Fourth Amended and Restated Bylaws and comply with applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c) (2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.

All submissions should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413.

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Universal Proxy Rules

In addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules (once effective) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information acquired by Rule 14a-9 under the Exchange Act no later than August 28, 2023, which is 60 days prior to the anniversary date of the 2022 Annual Meeting.

Proxy Access

Our proxy access bylaw permits up to 20 shareholders collectively owning 3% or more of our outstanding voting stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our Fourth Amended and Restated Bylaws.

Our Bylaws require shareholders to give advance notice of any proxy access director nomination. The required notice must include the information and documents set forth in the Bylaws and, with respect to our 2023 annual meeting of shareholders, must be provided to the Corporate Secretary at the address listed above between April 17, 2023, and May 17, 2023.

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Information About the Annual Meeting

2022 Annual Meeting of Shareholders
Thursday, October 27, 2022

8:00 a.m. Central Time

VIA WEBCAST

www.virtualshareholdermeeting.com/TECH2022

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Who is Soliciting My Proxy?

Your Proxy is solicited by the Board of Directors of Bio-Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 27, 2022, and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 14, 2022. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2022 Annual Report to Shareholders, and proxy card are being mailed on or about September 14, 2022.

Who Can Vote?

You are entitled to vote your shares of Bio-Techne common stock at the Annual Meeting if our records show that you held your shares as of September 2, 2022 (the “Record Date”). At the close of business on September 2, 2022, 39,222,639 shares of common stock were issued and outstanding. The common stock is the only outstanding class of shares of the Company. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Shareholders are not entitled to cumulative voting rights in the election of directors.

A quorum is required to transact business at the Annual Meeting. There must be 19,611,320 shares present, either in person or by proxy, to establish a quorum. Abstentions and “broker non-votes” will be deemed present at the Annual Meeting for purposes of determining a quorum. (For an explanation of broker non-votes, see “What are the voting options?” below.)

How do I Vote?

If your common stock is held through a broker, bank, or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and provide it to the Company upon request.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Share Transfer & Trust Company, you have four ways to vote: vote in person at the Annual Meeting, instruct the proxies to vote your shares by visiting www.proxyvote.com, instruct the proxies to vote your shares by calling 1-800-690-6903 toll-free, or, if you received your proxy materials by mail, complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement.

What if I Change my Mind after I Vote?

If you are a holder of record, you may revoke your Proxy at any time before the vote is taken at the Annual Meeting by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you must follow the instructions of your broker, bank, or other nominee in order to revoke previously-rendered voting instructions.

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What are the Voting Options?

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes*
Proposal 1: Set the number of members of the Board of Directors at nine	For, Against or Abstain	FOR	Majority of votes present and entitled to vote	Treated as a vote Against	No effect
Proposal 2: Elect the Company’s nine nominees to the Board of Directors	For, Against or Abstain for each nominee	FOR each nominee	Directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected	No effect	No effect
Proposal 3: Approve, on an advisory basis, the compensation of our executive officers	For, Against or Abstain	FOR	Majority of votes present and entitled to vote	Treated as a vote Against	No effect
Proposal 4: Approve an amendment to the Company’s Amended and Restated Articles of Incorporation	For, Against or Abstain	FOR	Majority of votes present and entitled to vote	Treated as a vote Against	Broker non-votes not expected
Proposal 5: Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm	For, Against or Abstain	FOR	Majority of votes present and entitled to vote	Treated as a vote Against	Broker non-votes not expected

* If you hold your shares in street name and do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will not be permitted to vote your shares in their discretion on any proposals other than the proposals to approve the amendment to the articles of incorporation and to ratify the independent registered public accounting firm. This will result in a so-called broker “non-vote” on the other proposals.

Who is Paying for This Solicitation?

The cost of soliciting Proxies, including preparing, assembling, and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers, and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

How Can I Attend the Annual Meeting?

The Annual Meeting will be virtual only, meaning it will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a Bio-Techne shareholder or joint holder on the Record Date or if you hold a valid proxy from such a shareholder.

To vote, submit questions, and otherwise participate in the virtual Annual Meeting, you will need the 16-digit control number included in your Notice Regarding Availability of Proxy Materials or proxy card. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or submit questions. After the Annual Meeting, we will post on our website any questions and responses of general interest to shareholders.

The meeting webcast will begin promptly at 8:00 a.m. Central Time. We encourage you to access the meeting in advance. Online check-in will begin at 7:30 a.m. Central Time, and you should allow ample time for the check-in procedures. During the 30 minutes prior to the meeting start time, if you have entered your 16-digit control number, you may vote your shares, submit questions in advance, and access copies of our Proxy Statement and annual report.

I Live with Another Shareholder. Why did we Only Receive One Set of Proxy Materials?

When two or more shareholders share the same address and do not participate in electronic delivery of proxy materials, SEC rules permit brokers, banks, and other nominees to satisfy the delivery requirements for proxy statements and annual reports by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders, cost savings for companies, and less waste.

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Brokers, banks, and other nominees may be “householding” Bio-Techne’s proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in your household. If you do not wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report, please: (i) notify your broker, bank, or other nominee, (ii) direct your written request to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413, or (iii) contact the Corporate Secretary at (612) 379-8854. The Company will undertake to deliver promptly, following any such request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank, or other nominee, or contact our Investor Relations department at the above address or phone number.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2022, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2022, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CORPORATE SECRETARY, BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated: September 14, 2022

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Appendix A

Non-GAAP Adjusted Consolidated Net Earnings and Earnings Per Share

	Year Ended
(In thousands, except per share data) (Unaudited)	6/30/2022	6/30/2021
Net earnings before taxes- GAAP	$301,386	$148,175
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	1,596	1,565
Amortization of intangibles	73,054	64,239
Acquisition related expenses	(18,694)	7,489
Eminence impairment	18,715	–
Stock-based compensation, inclusive of employer taxes	46,401	51,846
Restructuring costs	1,640	142
Investment (gain) loss and other	(16,171)	68,391
Impact of partially owned consolidated subsidiaries(1)	2,675	1,390
Net earnings before taxes - Adjusted(1)	$410,602	$343,237
Non-GAAP tax rate	21.2%	20.2%
Non-GAAP tax expense	87,090	69,478
Non-GAAP adjusted net earnings attributable to Bio-Techne(1)	$323,512	$273,759
Earnings per share - diluted - Adjusted(1)	$7.89	$6.76

(1)	Adjusted consolidated net earnings and earnings per share for the fourth quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially-owned consolidated subsidiaries on the Company’s adjusted consolidated net earnings and earnings per share.

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Reconciliation of Adjusted Operating Margin Percentage

	Year Ended
(Unaudited)	6/30/2022	6/30/2021
Operating margin percentage - GAAP	26.8%	25.5%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.1%	0.2%
Amortization of intangibles	6.5%	6.8%
Acquisition related expenses	(1.6)%	0.8%
Eminence impairment	1.8%	–%
Stock-based compensation	4.3%	5.6%
Restructuring costs	0.1%	–%
Impact of partially owned subsidiaries(1)	0.3%	0.2%
Operating margin percentage - Adjusted	38.3%	39.1%
(1)	As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. The excluded revenue attributable to partially-owned consolidated subsidiaries impacted the operating margin by 0.4% and 0.1% for the fourth quarter and full year of fiscal 2022, respectively, and 0.1% and an immaterial amount for the comparative prior year periods. The excluded operating (income)/loss impacted the operating margin by (0.4%) and 0.2% for the fourth quarter and full year of fiscal 2022, respectively, and 0.2% for both comparative prior year periods. Adjusted operating margin percentages for the fourth quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially-owned consolidated subsidiaries on the Company’s adjusted operating margin percentage.

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Appendix B

Proposed Amended and Restated Articles of Incorporation of Bio-Techne Corporation

Article 1 – Name

1.1)	The name of the corporation shall be Bio-Techne Corporation.

Article 2 – Registered Office

2.1)	The registered office of the corporation is located at 614 McKinley Place N.E., Minneapolis, Minnesota 55413.

Article 3 – Capital Stock

3.1)	Authorized Shares; Establishment of Classes and Series. The aggregate number of shares that the corporation has the authority to issue shall be 405,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 5,000,000 undesignated shares and 400,000,000 common shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one of more classes or filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series, which designation may include but is not limited to the designation or any class or series as additional common shares, and to fix the relative rights and preferences of each such class or series.
3.2)	Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.
3.3)	Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation or any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.
3.4)	Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

Article 4 – Rights of Shareholders

4.1)	Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any pre-emptive rights to subscribe for or purchase additional shares of that class or series or to holders of another class or series to effectuate share dividends or splits.
4.2)	No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

Article 5 – Merger, Exchange, Sale of Assets and Dissolution

5.1)	Where approval of shareholders is required by law, the affirmative vote of the holders or at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

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Article 6 – Amendment of Articles of Incorporation

6.1)	Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders or at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

Article 7 – Limitation of Director Liability

7.1)	To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as director.

Article 8 – Director Elections

8.1)	Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the corporation, voting separately by a series to elect directors in accordance with the terms of such preferred stock, each director shall be elected by the vote of a majority of the votes cast with respect to the director at meeting of shareholders called for such purpose at which a quorum is present, provided that, at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors. For purposes for this Article 8, “a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes “against” the election of that director.

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Bio-Techne Corporation

614 McKinley Place N.E.
Minneapolis, MN 55413
USA

bio-techne.com

bio-techne®

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BIO-TECHNE CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on October 26, 2022 for shares held directly and by 11:59 P.M. Eastern Time on October 24, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TECH2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on October 26, 2022 for shares held directly and by 11:59 P.M. Eastern Time on October 24, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90166-P77057 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIO-TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.

		For	Against	Abstain
1.	To set the number of Directors at nine.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

2. Election of Directors

		For	Against	Abstain
2a.	Robert V. Baumgartner	☐	☐	☐
2b.	Julie L. Bushman	☐	☐	☐
2c.	John L. Higgins	☐	☐	☐
2d.	Joseph D. Keegan	☐	☐	☐
2e.	Charles R. Kummeth	☐	☐	☐
2f.	Roeland Nusse	☐	☐	☐
2g.	Alpna Seth	☐	☐	☐
2h.	Randolph Steer	☐	☐	☐
2i.	Rupert Vessey	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3, 4 and 5.

		For	Against	Abstain
3.	Cast a non-binding vote on named executive officer compensation.	☐	☐	☐
4.	Approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to effect a proposed 4-for-1 stock split in the form of a stock dividend.	☐	☐	☐
5.	Ratify the appointment of the Company's independent registered public accounting firm for the 2023 fiscal year.	☐	☐	☐
6.	Conduct such other business as may properly be brought before the meeting.			

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D90167-P77057

BIO-TECHNE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles Kummeth and Brenda Furlow or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of Bio-Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 27, 2022 at 8:00 a.m. Central Time, via webcast at www.virtualshareholdermeeting.com/TECH2022, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH PROPOSAL.

Continued and to be signed on reverse side